                            STOCK PURCHASE AGREEMENT


                           DATED AS OF MARCH __, 2000


                                     BETWEEN


                        DUALSTAR TECHNOLOGIES CORPORATION


                                       AND


                                    M/E CORP.

                                TABLE OF CONTENTS
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ARTICLE I   PURCHASE AND SALE OF SHARES AND CLOSING..............................................................10
     Section 1.1   Purchase and Sale of Stock....................................................................10
     Section 1.2   Closing.......................................................................................11
     Section 1.3   Stockholders' Meeting.........................................................................11

ARTICLE II   REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER..............................................12
     Section 2.1   Organization and Qualification................................................................12
     Section 2.2   Authority and Absence of Conflict.............................................................12
     Section 2.3   Approvals.....................................................................................13
     Section 2.4   Purchase for Investment.......................................................................13
     Section 2.5   Access to Information.........................................................................13
     Section 2.6   Conduct of Business of the Purchaser..........................................................13
     Section 2.7   Material Misstatements or Omissions...........................................................13
     Section 2.8   Brokers.......................................................................................14

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER..................................................14
     Section 3.1   Organization and Qualification................................................................14
     Section 3.2   Authority and Absence of Conflict.............................................................14
     Section 3.3   Ownership of Capital Stock....................................................................15
     Section 3.4   Preemptive Right..............................................................................15

ARTICLE IV   REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY................................................15
     Section 4.1   Organization and Qualification................................................................15
     Section 4.2   Authority and Absence of Conflict.............................................................15
     Section 4.3   Corporate Records.............................................................................17
     Section 4.4   Capital Stock; Subsidiaries...................................................................17
     Section 4.5   Financial Statements..........................................................................17
     Section 4.6   Tax Matters...................................................................................17
     Section 4.7   Real Property and Leaseholds..................................................................19
     Section 4.8   Title to Assets...............................................................................19
     Section 4.9   Property, Plant and Equipment.................................................................19
     Section 4.10   Accounts Receivable..........................................................................19
     Section 4.11   Contracts....................................................................................19
     Section 4.12   Compliance with Law..........................................................................19
     Section 4.13   Permits and Other Operating Rights...........................................................19
     Section 4.14   Litigation...................................................................................20
     Section 4.15   ERISA Matters................................................................................20
     Section 4.16   Labor and Employment Matters.................................................................22
     Section 4.17   Insurance Coverage...........................................................................23
     Section 4.18   Conduct of Business..........................................................................24

     Section 4.19   Certain Transactions.........................................................................25
     Section 4.20   Liabilities and Obligations..................................................................25
     Section 4.21   Intentionally Omitted........................................................................26
     Section 4.22   Brokers......................................................................................26
     Section 4.23   Absence of Certain Payments..................................................................26
     Section 4.24   No Outstanding Indebtedness..................................................................26
     Section 4.25   Significant Customers........................................................................26
     Section 4.26   Bank Accounts................................................................................26
     Section 4.27   Material Adverse Effect......................................................................26

ARTICLE V CONDUCT OF BUSINESS PRIOR TO CLOSING; OTHER COVENANTS..................................................26
     Section 5.1   Conduct of Business of the Company Pending the Closing........................................26
     Section 5.2   Conduct of Business of the Purchaser..........................................................29
     Section 5.3   Preparation of Proxy Statement................................................................29
     Section 5.4   Access to Information; Confidentiality........................................................30
     Section 5.5   No Solicitation...............................................................................30
     Section 5.6   Directors' and Officers' Indemnification and Insurance........................................31
     Section 5.7   Further Action; Best Efforts..................................................................31
     Section 5.8   Public Announcements..........................................................................32
     Section 5.9   Transactional Costs...........................................................................32
     Section 5.10   Repayment of Company Indebtedness............................................................32
     Section 5.11   Board of Directors and Officers of the Company...............................................32

ARTICLE VI   CONDITIONS PRECEDENT TO THE CLOSING.................................................................33
     Section 6.1   Conditions to the Obligations of Each Party to Consummate the Transactions....................33
     Section 6.2   Conditions to Obligations of Purchaser........................................................33
     Section 6.3   Conditions to the Obligations of the Seller...................................................35

ARTICLE VII   TAX MATTERS........................................................................................36
     Section 7.1   Tax Return Filings; Payment of Taxes; Indemnification.........................................36
     Section 7.2   Procedures Relating to Indemnification of Tax Claims..........................................37
     Section 7.3   Refunds and Credits...........................................................................38
     Section 7.4   Cooperation...................................................................................38
     Section 7.5   Elections; Consents and Other Actions.........................................................38
     Section 7.6   Transfer Taxes................................................................................38
     Section 7.7   Section 338(h)(10) Election...................................................................39
     Section 7.8   FIRPTA Certificates...........................................................................40
     Section 7.9   Relationship to Article VIII..................................................................40

ARTICLE VIII SURVIVAL; INDEMNIFICATION...........................................................................40
     Section 8.1   Indemnification...............................................................................40
     Section 8.2   Notice and Defense of Third Party Claims......................................................41
     Section 8.3   Notice of Other Claims........................................................................42
     Section 8.4   Limitations of Indemnification................................................................42


     Section 8.5   Survival and No Waiver of Representations.....................................................43
     Section 8.6   Limitation of Other Indemnification Rights....................................................43
     Section 8.7   Exclusive Remedy..............................................................................44

ARTICLE IX   PUBLICITY; CONFIDENTIALITY; BOOKS AND RECORDS.......................................................44
     Section 9.1   Publicity.....................................................................................44
     Section 9.2   Confidentiality...............................................................................44
     Section 9.3   Books and Records.............................................................................45
     Section 9.4   Survival......................................................................................45

ARTICLE X   NOTICES..............................................................................................45
     Section 10.1   Notices......................................................................................45

ARTICLE XI GOVERNING LAW; FORUM..................................................................................46
     Section 11.1   GOVERNING LAW; FORUM.........................................................................47

ARTICLE XII   BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES..............................................47
     Section 12.1   Binding Effect; Assignment; Third Party Beneficiaries........................................47

ARTICLE XIII   ENTIRE AGREEMENT..................................................................................47
     Section 13.1   Entire Agreement.............................................................................47

ARTICLE XIV   MATERIALITY AND IMMATERIALITY......................................................................48
     Section 14.1   Materiality and Immateriality................................................................48

ARTICLE XV TERMINATION, AMENDMENT AND WAIVER.....................................................................48
     Section 15.1   Termination..................................................................................48
     Section 15.2   Effect of Termination........................................................................49
     Section 15.3   Fees and Expenses............................................................................49
     Section 15.4   Amendment....................................................................................49
     Section 15.5   Waiver.......................................................................................49
     Section 15.6   Procedure for Termination, Amendment, Extension or Waiver....................................50

ARTICLE XVI HEADINGS; COUNTERPARTS...............................................................................50
     Section 16.1   Headings; Counterparts.......................................................................50

ARTICLE XVII SEVERABILITY........................................................................................50
     Section 17.1   Severability.................................................................................50




ANNEXES AND EXHIBITS

Annex I           Company Stock

Exhibit __     Amended and Restated Articles of Incorporation of the Company
Exhibit __     Amended and Restated Bylaws of the Company
Exhibit __     Amended and Restated Articles of Incorporation of the Purchaser
Exhibit __     Amended and Restated Bylaws of the Purchaser
Exhibit __     Non-Competition Agreement
Exhibit __     Purchaser Note
Exhibit __     Security Agreement
Exhibit __     Form of Opinion of Seller's Counsel
Exhibit __     Form of Opinion of Purchaser's Counsel
Exhibit __     Form of Seller Release
Exhibit __     Form of Employment Contract
Exhibit __     List of Persons re:  Knowledge Definition

DISCLOSURE SCHEDULES

1.1            Authorized and Outstanding Capital Stock of the Company
2.3            Approvals--Governmental and Other
4.1            Jurisdiction of Incorporation
4.2(d)         Consents
4.3            Corporate Records
4.4            Capital Stock; Subsidiaries
4.5            Financial Statements
               Exhibit A:  Audited Financial Statements
               Exhibit B:  Interim Financial Statements
4.6            Certain Tax Matters
4.13           Permits and Operating Rights
4.15           ERISA Matters
4.16           Labor and Employment Matters
4.17           Insurance Coverage
4.18           Conduct of Business
4.20           Undisclosed Material Liabilities
4.26           Bank Accounts
4.27           Bank Accounts
4.28           Investments
5.5            Board of Directors and Officers of the Company

                  STOCK PURCHASE AGREEMENT dated as of March __, 2000 (this "AGREEMENT") between DualStar Technologies Corporation, a corporation validly existing under the laws of Delaware (herein referred to as the "SELLER"), and M/E Corp., a corporation validly existing under the laws of Delaware (herein referred to as the "PURCHASER"). Unless the context requires otherwise, capitalized terms used in this Agreement or in any schedule hereto, and not otherwise defined herein or therein, shall have the respective meanings set forth below in "Definitions."

                              W I T N E S S E T H:

                  WHEREAS, the Seller owns all of the shares of capital stock of each of High-Rise Electric, Inc., a Delaware corporation ("HIGH RISE"), Centrifugal Associates, Inc., a New Jersey corporation ("Centrifugal"), and Mechanical Associates, Inc., a New York corporation ("MECHANICAL"; High Rise, Centrifugal and Mechanical are sometimes referred to herein individually as an "ACQUIRED ENTITY", and collectively as the "Company");

                  WHEREAS, High Rise is engaged in the business of providing electrical contracting services to various types of customers and in other construction-related activities;

                  WHEREAS, Centrifugal and Mechanical are engaged in the business of providing mechanical contracting services to various types of customers;

                  WHEREAS, the Seller will sell the Company Stock to the Purchaser in exchange for an aggregate Purchase Price of $16,000,000;

                  NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

                                   DEFINITIONS

                  A. As used in this Agreement and the Schedules delivered pursuant to this Agreement, the following definitions shall apply:

                  "338(h)(10) ELECTION" means any valid, timely and effective election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under state or local tax law with respect to the Company.

                  "1933 ACT" means the Securities Act of 1933, as amended.

                  "ACCOUNTING FIRM" means the accounting firm selected by the Parties to resolve any dispute arising pursuant to Section 7.1(c) hereof. In the event that the Parties are unable to agree on an accounting firm, one will be selected pursuant to an appropriate arbitration proceeding according to the then-current commercial rules and supervision of the American Arbitration Association.

                  "ACQUIRED ENTITY" has the meaning set forth in the recitals.

                  "ACQUISITION" means the acquisition of the Company Stock by the Purchaser from the Seller as contemplated by this Agreement.

                  "ACTION" means any action, complaint, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

                  "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" means this Agreement, as amended or supplemented, together with all Exhibits, Annexes and Schedules attached or incorporated by reference.

                  "ANCILLARY AGREEMENTS" means the Purchaser Note, the Security Agreement, _____________________________________.

                  "APPROVAL" means any license, franchise, permit, approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

                  "ANNUAL FINANCIAL STATEMENTS" means the unaudited consolidated balance sheets of C/M and the unaudited balance sheets of High Rise, in each case, as of the end of such Acquired Entities' fiscal years for the year ended 1998 and the related unaudited statement of income, shareholders' equity and cash flows for the year then ended.

                  "BALANCE SHEET DATE" means December 31, 1999.

                  "BLACKACRE" has the meaning set forth in Section 6.1(e).

                  "BOARD OF DIRECTORS" means the board of directors of the Seller.

                  "BUSINESS" means with respect to High Rise, the business of High Rise, consisting primarily of providing electrical contracting services to various types of customers, and with respect to each of Centrifugal and Mechanical, the business of each such company, in each case, consisting primarily of providing mechanical contracting services to various types of customers.

                  "BYLAWS" means a corporation's bylaws, code of regulations or equivalent document.

                  "CENTRIFUGAL" has the meaning set forth in the recitals.

                  "CHARTER" means a corporation's articles of incorporation, certificate of incorporation or equivalent organizational documents.

                  "CLAIM" means any Action, cause of action, claim, demand, demand letter, lien, notice of noncompliance or suit, commenced or threatened.

                  "CLOSING" has the meaning set forth in Section 1.2(a).

                  "CLOSING DATE" has the meaning set forth in Section 1.2(a).

                  "C/M" has the meaning set forth in Section 4.5.

                  "CMA" means Centrifugal/Mechanical Associates, Inc., a Delaware corporation.

                  "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "COMMONLY CONTROLLED ENTITY" has the meaning set forth in
Section 4.15(c).

                  "COMPANY" has the meaning set forth in the recitals.

                  "COMPANY COUNSEL" means Andrews & Kurth L.L.P., special counsel to the Company and the Seller.

                  "COMPANY PERMITS" means each of the Acquired Entities' and each of their respective subsidiaries' permits, licenses, easements, variances, exemptions, orders and Approvals required by applicable Law or Order to conduct the business of each such Acquired Entity or subsidiary as it is now being conducted, by the property or contract rights of third Persons material to the conduct of each of the Acquired Entities' Business as it is now being conducted or to permit the current occupancy of the Real Property.

                  "COMPANY STOCK" means the issued and outstanding shares of capital stock of the Acquired Entities.

                  "CONFIDENTIAL INFORMATION" means all nonpublic data, reports, records and other information of any kind, received by a Receiving Party or by the Affiliates, shareholders, directors, partners, officers, employees, agents, representatives, consultants or lenders of a Receiving Party from a Delivering Party or from the Affiliates, shareholders, partners, directors, officers, employees, agents, representatives, consultants or lenders of a Delivering Party.

                  "CONSENT" means any consent, approval, license, authorization, order, filing, permit, registration or qualification of or with any Person.

                  "DECREES" means all orders, judgments or decrees of any Governmental Authority, administrative agency or court of competent jurisdiction, specifically applicable to an Acquired Entity or subsidiary thereof or the conduct of the Business of an Acquired Entity or the business of a subsidiary thereof, or by which an Acquired Entity or subsidiary thereof or any of its properties is bound or affected.

                  "DELIVERING PARTY" means a Party or the Affiliates, shareholders, partners, directors, officers, employees, agents, representatives, consultants or lenders of such Party which delivers Confidential Information to the Receiving Party.

                  "ENCUMBRANCE" means any charge, encumbrance, lien, mortgage, pledge, option, right of first refusal, equity, adverse claim or restriction or other security interest of any nature or kind whatsoever, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

                  "ERISA" has the meaning set forth in Section 4.15(a).

                  "EVENT OF INDEMNIFICATION" means the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of any Party contained in this Agreement or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or in connection with the Transactions, and any Claim or Liability for any fee, commission, compensation or other payment by any broker, finder or similar agent, or Liability with respect thereto, who claims to have been, or who was in fact, engaged by or on behalf of the Seller, an Acquired Entity or the Purchaser in connection with the Transactions.

                  "FAIRNESS OPINION" has the meaning set forth in Section
6.1(d).

                  "FINAL PRE-CLOSING PERIOD" means the taxable period beginning on _________ and ending on or prior to the Closing Date.

                  "FOREIGN PENSION PLAN" has the meaning set forth in Section 4.15(e).

                  "GAAP" means generally accepted accounting principles in the United States, consistently applied throughout the periods indicated.

                  "GCL" has the meaning set forth in Section 1.3.

                  "GOVERNMENTAL AUTHORITY" means any foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body.

                  "HIGH RISE" has the meaning set forth in the recitals.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INDEBTEDNESS" of an Acquired Entity means (i) all obligations for borrowed money or with respect to deposits or advances of any kind, however evidenced, including but not limited to principal and interest, (ii) all obligations for the deferred purchase price of property or services, except for current accounts payable relating to trade payables arising in the ordinary course of business and not overdue, (iii) all obligations as an account party under any letter of credit or in respect of bankers' acceptances or surety bonds or similar suretyships to the extent due and payable, (iv) all obligations of any third party secured by property or assets of such Acquired Entity, a subsidiary thereof or the Seller, as applicable (regardless of whether such Acquired Entity, subsidiary or the Seller is liable for the repayment of such obligations), (v) all guarantees of obligations by such Acquired Entity, subsidiary or the Seller, as applicable and (vi) all obligations, contingent or otherwise under any capitalized lease.

                  "INDEMNITEE" means any Party and its respective officers, directors, employees, partners, shareholders, agents, representatives, and its respective permitted successors and assigns, who may be entitled to indemnification under Article VIII of this Agreement.

                  "INDEMNITOR" means any Party who may be obligated under
Article VIII of this Agreement to provide indemnification to an Indemnitee.

                  "INDEMNITY AGREEMENT" means the agreement of the parties hereto to indemnify each other pursuant to Section 8.1 hereof.

                  "INDEMNITY NOTICE" means the written notice from the Indemnitee to the Indemnitor in the event that the Indemnitee reasonably believes that it has a Claim in respect of which indemnity may be sought based on the Indemnity Agreement, which claim is not in respect of a Third Party Claim, stating the nature and basis of such Claim.

                  "INDEMNITY RESPONSE" means the response in writing from the Indemnitor to the Indemnitee given pursuant to Section 8.3(b) hereof.

                  "INDEPENDENT THIRD PARTY" means a firm of independent accountants of national reputation.

                  "INTERCOMPANY INDEBTEDNESS" means the Seller's outstanding indebtedness to the Acquired Entities pursuant to _______, dated as of _______ [DualStar to complete].

                  "INTERIM BALANCE SHEET DATE" means [December 31, 1999].

                  "INTERIM FINANCIAL STATEMENTS" means true and correct copies of the unaudited consolidated balance sheet of C/M and the unaudited balance sheet of High Rise, in each case, as of December 31, 1999 and the related unaudited statements of income, shareholders' equity and cash flows for the six months ended December 31, 1999.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE" when used with respect to the Seller means the actual knowledge of the persons identified in Exhibit __ hereto.

                  "LAW" means any statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Authority.

                  "LEASED REAL ESTATE" means all material parcels of real property leased or subleased to an Acquired Entity as of the date hereof.

                  "LETTER OF INTENT" has the meaning set forth in Section
6.1(e).

                  "LIABILITIES" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, or determined or not determinable. When used with respect to any Acquired Entity or subsidiary thereof, "Liabilities" shall include, without limitation, all such Liabilities owed to suppliers, contractors, subcontractors and any other such Persons who have provided or are providing goods or services to such Acquired Entity or subsidiary.

                  "LOSSES" means any and all losses, costs, damages, liabilities, assessments and expenses (including interest, penalties and reasonable attorney's fees) ("LOSS ITEMS") sustained, suffered or incurred by any Indemnitee, whether or not involving any Third Party Claim less (i) any amounts received by such Indemnitee under insurance policies with respect to Loss Items and (ii) any aggregate net tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Loss Item.

                  "MADELEINE NOTE" means the Amended and Restated Promissory Note dated as of December 1, 1999 from the seller in favor of Madeleine L.L.C.

                  "MADELEINE PLEDGE" means the pledge to Madeleine L.L.C. and grant to Madeleine L.L.C. of a security interest in the outstanding shares of capital stock and other equity interests held by the Seller of each of the Acquired Entities in connection with the Madeleine Note.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company and its subsidiaries, taken as a whole; provided that any such effect resulting from any change in economic conditions generally or in the industries in which the Company operates shall not be considered when determining whether a material adverse effect has occurred.

                  "MECHANICAL" has the meaning set forth in the recitals.

                  "NON-COMPETITION AGREEMENT" means the agreements not to compete entered into by the Purchaser and Seller in the form attached hereto as Exhibit __.

                  "NOTICE OF SUPERIOR PROPOSAL" has the meaning set forth in
Section 5.5(b).

                  "ORDER" means any consent or other type of decree, injunction, stipulation, determination, judgment, order, ruling, arbitration award, assessment or writ.

                  "OWNED REAL ESTATE" means all parcels of real property owned in fee by an Acquired Entity as of the date hereof.

                  "PARTIES" means the Purchaser and the Seller.

                  "PENSION PLAN" has the meaning set forth in Section 4.15(e).

                  "PERMITTED LIENS" means:

                  (a) Encumbrances for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves in accordance with GAAP with respect to contested Taxes are maintained on the books of an Acquired Entity or any of their respective subsidiaries;

                  (b) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (c) easements, rights-of-way, restrictions and other similar encumbrances previously incurred in the ordinary course of business which, in respect of real property and assets of the Company taken as a whole, are not material, and which, in the case of such encumbrances on the real property of an Acquired Entity or any of their respective subsidiaries, do not detract from the value of any such real property or interfere with any present use of such properties or assets;

                  (d) statutory and contractual Encumbrances on the property of an Acquired Entity or any of their respective subsidiaries in favor of the applicable landlord securing the relevant underlying lease;

                  (e) Carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like encumbrances arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, except for such liens which are filed of record and for which adequate reserves are reflected on the books and records of an Acquired Entity or any of their respective subsidiaries; and

                  (f) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred consistent with past practices and in the ordinary course of business.

                  "PERSON" shall include any individual, trust, trustee, firm, corporation, partnership, limited liability company, joint venture, joint stock company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

                  "PLAN" has the meaning set forth in Section 4.15(a).

                  "PRE-CLOSING PERIOD" means all taxable periods ending on or prior to the Closing Date.

                  "PROXY STATEMENT" means a collective reference to the letter to stockholders, notice of meeting, proxy statement and form of proxy (including any amendments or supplements thereto and any schedules required to be filed with the SEC in connection therewith) to be distributed to stockholders of the Seller in connection with the Transactions.

                  "PURCHASE PRICE" means $16,000,000, consisting of (i) $3,000,000 in cash and (ii) the Purchaser Note.

                  "PURCHASER" means M/E Corp., a Delaware corporation.

                  "PURCHASER'S COUNSEL" means Schulte Roth & Zabel LLP, special counsel to the Purchaser.

                  "PURCHASER NOTE" means a ten-year senior secured promissory note of the Purchaser payable to the Seller in the principal amount of $13,000,000, bearing interest at the rate of 10% per annum, in the form attached hereto as Exhibit __.

                  "REAL PROPERTY" means the Owned Real Estate and Leased Real Estate.

                  "RECEIVING PARTY" means a Party or the Affiliates, shareholders, partners, directors, officers, employees, agents, representatives, consultants or lenders of such Party which receives Confidential Information from a Delivering Party.

                  "RELEVANT GROUP" means the Acquired Entities and any affiliated group as defined in Section 1504 of the Code of which an Acquired Entity is or was a member and any combined, consolidated, unitary or similar group of which an Acquired Entity is or was a member.

                  "REPRESENTATIVES" means Persons acting on behalf of the Seller, the Company or the Purchaser as the context requires, including without limitation their respective independent accountants, investment bankers and counsel.

                  "SALE(S)" means the sale, lease, transfer, assignment or other disposition of any of the assets of an Acquired Entity or any subsidiary thereof.

                  "SECURITY AGREEMENT" means the security agreement made by the Purchaser in favor of the Seller, substantially in the form of Exhibit __ hereto.

                  "SEC" means the Securities and Exchange Commission.

                  "SELLER" means DualStar Technologies Corporation, a Delaware corporation.

                  "SELLER COMMON STOCK" means the common stock, $.01 par value per share, of the Seller.

                  "STOCKHOLDERS' MEETING" has the meaning set forth in Section 1.3.

                  "SUPERIOR PROPOSAL" means any bona fide Takeover Proposal which the Board of Directors determines in its good faith reasonable judgment to be more favorable to the Seller's stockholders than the Transactions.

                  "SURVIVAL DATE" means (i) with respect to the representations and warranties described in Section 4.6, the date on which the applicable statute of limitations has expired, including any extensions thereto, but in no event longer than 7 years after the date hereof, (ii) with respect to Section 4.12, the date on which the applicable statute of limitations has expired, including any extensions thereto, (iii) with respect to the representations and warranties described in Section 3.2, 3.3, 3.4 and 4.2 hereof, indefinitely, and
(iv) with respect to any other Event of Indemnification, 12 months after the date hereof.

                  "TAKEOVER PROPOSAL" means any acquisition or purchase of a substantial amount of the properties or assets of the Company or the Seller, or any merger, consolidation, business combination, sale of substantially all properties and/or assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Seller (other than the transactions contemplated hereby) or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Transactions, or any agreement to, or public announcement by the Seller or any other Person of a proposal, plan or intention to do any of the foregoing.

                  "TAX(ES)" means taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign Taxing Authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

                  "TAX CLAIM" means any audit or claim for Taxes made by any Taxing Authority in writing, which, if successful, might result in an indemnity payment pursuant to Article VII hereof.

                  "TAX INDEMNIFIED PARTY" means the Party entitled to indemnification for Taxes pursuant to Article VII hereof.

                  "TAX INDEMNIFYING PARTY" means the Party who is obligated to indemnify the other Party for Taxes pursuant to Article VII hereof.

                  "TAX LAWS" means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

                  "TAX RETURN" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document (if any) issued by, a Taxing Authority in connection with any Tax (including, but not limited to, returns required in connection with any Plans).

                  "TAX STATEMENT" has the meaning set forth in Section 7.1(c).

                  "TAXING AUTHORITY" means any Governmental Authority responsible for the imposition or collection of any Taxes, whether domestic or foreign.

                  "TERMINATION FEE" has the meaning set forth in Section
15.3(a).

                  "THIRD PARTY CLAIM" means a Claim resulting from the assertion of liability by third parties.

                  "TRANSACTIONAL COSTS" means all of a Party's legal, accounting, brokers', finders', advisory and other reasonable fees and out-of-pocket costs and expenses incurred as a result of this Agreement or the Transactions.

                  "TRANSACTIONS" means collectively the Acquisition and the other transactions contemplated in this Agreement.

                  "TRANSFER TAXES" means any sales, use, transfer, documentary, real property transfer, recording, gains, stamp, registration, stock transfer and any other similar taxes and fees.

                  "TRIGGERING EVENT" has the meaning set forth in Section
15.3(a).

                  "WARN ACT" means the Worker Adjustment and Retraining Notification Act.

                  "WELFARE PLAN" has the meaning set forth in Section 4.15(a).

                  B. Certain References.

                  Accounting Terms. All accounting terms not otherwise defined herein shall have the meanings provided under GAAP on the date hereof.

                  Herein; Hereof; Hereunder. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article or other subdivision.

                  Pronouns. Any masculine personal pronoun herein shall be considered to include the corresponding feminine or neuter personal pronoun, as the context requires, and vice versa.

                                    ARTICLE I

                     PURCHASE AND SALE OF SHARES AND CLOSING

                  Section 1.1 Purchase and Sale of Stock.

                  (a) Purchase and Sale. Upon the terms and subject to the conditions contained in this Agreement and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, on the Closing Date, the Seller shall sell, convey and transfer to the Purchaser and the Purchaser shall purchase from the Seller all of the Company Stock as described on Annex I hereto, free and clear of all Encumbrances except for the Madeleine Pledge.

                  (b) Purchase Price. The Purchase Price for the Company Stock shall be $16,000,000 (Sixteen Million Dollars), consisting of (i) $3,000,000 in cash and (ii) the Purchaser Note.

                  (c) Allocation of Purchase Price. The Purchase Price shall be allocated $_______ to the capital stock of Centrifugal and Mechanical and $________ to the capital stock of High Rise.

                  Section 1.2 Closing.

                  (a) Closing. The closing (the "CLOSING") of the Transactions shall take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York, 10022, commencing at 10:00 a.m. local time on or before [__________] (the "CLOSING DATE"), provided that all of the conditions set forth in Article VI have been satisfied or waived by the party entitled to grant such waiver, or at or on any other mutually agreeable place, time or date, or if no date has been agreed to, on any date specified by one party to the other upon five days' notice following satisfaction or waiver by the party entitled to grant such waiver of the latest to occur of the conditions set forth in Article VI.

                  (b) Deliveries of Purchase Price and Share Certificates. If all conditions set forth in Article VI are satisfied or waived by the party entitled to grant such waiver, at the Closing (i) the Purchaser shall deliver to the Seller the cash portion of the Purchase Price contemplated by Section 1.1(b) by either bank draft or certified check made to the order of the Seller, (ii) the Purchaser shall deliver to the Seller the Purchaser Note and (iii) the Seller shall deliver or cause to be delivered to the Purchaser certificates representing the Company Stock, duly endorsed in blank by the Seller, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Seller's expense, affixed and cancelled.

                  Section 1.3 Stockholders' Meeting. The Seller will take all action necessary in accordance with and subject to applicable law and its Charter and Bylaws to convene a meeting of its stockholders (the "STOCKHOLDERS' MEETING") as soon as practicable after the date of this Agreement to consider and vote upon the adoption and authorization of this Agreement and the approval of the Transactions. Subject to the fiduciary duties of the Board of Directors, the Seller shall (a) prepare, file with the SEC and send to its stockholders a Proxy Statement which shall include the recommendation of the Board of Directors that holders of Seller Common Stock adopt and authorize this Agreement and the Transactions and (b) use its reasonable best efforts to obtain the adoption and authorization of this Agreement and the Transactions by the stockholders of the Seller.

                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

                  The Purchaser represents and warrants to the Seller as follows:

                  Section 2.1 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority to (i) own, lease and operate its properties, (ii) carry on its business as it is now being conducted and (iii) consummate the Transactions. The Purchaser is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a material adverse effect on the closing of the Transactions.

                  Section 2.2 Authority and Absence of Conflict.

                  (a) The Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith and to carry out its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith and the closing of the Transactions by the Purchaser have been duly authorized by all requisite corporate action required on the part of the Purchaser. This Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith have been duly executed or when executed will be duly executed by the Purchaser and constitute (or upon execution, will constitute) the valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (b) The execution and delivery by the Purchaser of this Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith, the closing of the Transactions by the Purchaser, and compliance with the provisions hereof and thereof do not and will not violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or create an Encumbrance on the capital stock of the Purchaser including, without limitation, under any of the terms, conditions or provisions of the Charter, Bylaws, or other similar organizational documents of the Purchaser.

                  (c) The execution and delivery by the Purchaser of this Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith, the closing of the Transactions by the Purchaser, and compliance by the Purchaser with the provisions hereof and thereof do not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser under, any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties are bound or affected, or (ii) violate any Order or Law applicable to the Purchaser or by which any of its properties is bound or affected.

                  Section 2.3 Approvals.

                  (a) Schedule 2.3 hereto contains a list of all Approvals of Governmental Authorities that are required to be given by or obtained by the Purchaser in connection with the closing of the Transactions by the Purchaser, except where the failure to give or to obtain such Approvals, individually or in the aggregate, would not reasonably be expected to have a material adverse effect upon the closing of the Transactions.

                  (b) Schedule 2.3 hereto contains a list of all Approvals that are required to be given by or obtained by the Purchaser from any and all third parties in connection with the closing of the Transactions by the Purchaser. The Purchaser has obtained all Approvals which are required to be given by or obtained by the Purchaser in connection with the closing of the Transactions from any and all third parties except where the failure to give or to obtain such Approvals, individually or in the aggregate, would not reasonably be expected to have a material adverse effect upon the closing of the Transactions.

                  Section 2.4 Purchase for Investment. The Purchaser is purchasing the Company Stock for its own account and with no intention of distributing or reselling such Company Stock or any part thereof in any transaction that would be in violation of the securities law of the United States or any state.

                  Section 2.5 Access to Information. The Purchaser has had such access to information regarding the Acquired Entities and Acquired Entities' officers, and has had an opportunity to ask such questions of the Seller and the Acquired Entities' officers to enable the Purchaser to make an informed investment decision with respect to the Transactions.

                  Section 2.6 Conduct of Business of the Purchaser. The Purchaser has not engaged in any activities of any nature except in connection with the Transactions.

                  Section 2.7 Material Misstatements or Omissions. No representation, warranty or statement by the Purchaser in this Agreement or in any Exhibit or Schedule furnished or to be furnished by the Purchaser pursuant hereto, or in connection with the Transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. None of the information furnished or to be furnished by the Purchaser for inclusion or incorporation by reference in the

Proxy Statement, at the date of mailing to stockholders and at the time of the Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  Section 2.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Purchaser or any of its affiliates.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

                  The Seller represents and warrants to the Purchaser as follows:

                  Section 3.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the requisite corporate power and authority to (i) own, lease and operate its properties, (ii) carry on its business as it is now being conducted and (iii) consummate the Transactions. The Seller is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.

                  Section 3.2 Authority and Absence of Conflict.

                  (a) The Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by the Seller hereunder or in connection herewith, and to carry out its obligations hereunder and thereunder. This Agreement and the other agreements and instruments to be executed and delivered by the Seller hereunder or in connection herewith constitute (or upon execution, will constitute) the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (b) The execution and delivery by the Seller of this Agreement and the other agreements and instruments to be executed and delivered by the Seller hereunder or in connection herewith, the closing of the Transactions by the Seller, and compliance by Seller with the provisions hereof and thereof do not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the capital stock of an Acquired Entity or subsidiary thereof or any other properties or assets of an Acquired Entity or subsidiary thereof under, any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, permit, franchise or other instrument or obligation to which the Seller, an Acquired Entity or subsidiary thereof is a party or by which its properties are bound or affected, except in any such case (A) for any such violation, conflict, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have a Material Adverse Effect or (B) for the effect of such execution, delivery, closing and compliance on the Surety Bonds set forth in
Schedule 3.2(b) hereto, or (ii) violate any Order or Law applicable to the Seller, an Acquired Entity or a subsidiary thereof or by which any of the properties of the Seller, an Acquired Entity or subsidiary thereof is bound or affected except as would not reasonably be expected to have a Material Adverse Effect.

                  Section 3.3 Ownership of Capital Stock. The Seller is the sole beneficial and record owner of the Company Stock, free and clear of any Encumbrances, except for the Madeleine Pledge, or preemptive rights. Other than this Agreement, (i) the Seller is not a party to or bound by any voting trust agreements, proxies or other contracts or arrangements restricting or relating to the Company Stock, except for the Madeleine Note and the Madeleine Pledge; and (ii) the Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any Company Stock, except for the Madeleine Note and the Madeleine Pledge.

                  Section 3.4 Preemptive Right. The Seller does not have, or hereby waives, any preemptive or other right to acquire additional shares of Company Stock.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

                  The Seller represents and warrants to the Purchaser as follows:

                  Section 4.1 Organization and Qualification. Each of the Acquired Entities and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, as described on Schedule 4.1 hereto. Each of the Acquired Entities and its subsidiaries has the requisite corporate power and authority necessary to (i) own, lease and operate its properties, (ii) carry on its business as it is now being conducted and (iii) consummate the Transactions. Each of the Acquired Entities and its subsidiaries is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.

                  Section 4.2 Authority and Absence of Conflict.

                  (a) Each of the Acquired Entities and its subsidiaries has the requisite corporate power and authority necessary to execute, deliver and perform its obligations under the agreements and instruments to be executed and delivered by it hereunder or in connection herewith and to carry out its obligations hereunder and thereunder. The execution and delivery by each of the Acquired Entities and its subsidiaries of the agreements and instruments to be executed and delivered by it hereunder or in connection herewith have been duly authorized by all requisite corporate action required on the part of each such entity. The agreements and instruments to be executed and delivered by each of the Acquired Entities and its subsidiaries hereunder or in connection herewith have been duly executed by such entity and constitute (or upon execution, will constitute) the valid and legally binding obligations of each such entity enforceable against it in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (b) The execution and delivery by each of the Acquired Entities and its subsidiaries of the agreements and instruments to be executed and delivered by it hereunder or in connection herewith, the closing of the Transactions and compliance by each of the Acquired Entities and its subsidiaries with the provisions thereof do not and will not violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or create an Encumbrance upon the capital stock of any such Acquired Entity or subsidiary thereof (other than in connection with the Transactions), under any of the terms, conditions or provisions of the Charter or Bylaws of the Acquired Entities and their respective subsidiaries.

                  (c) The execution and delivery by each of the Acquired Entities and its subsidiaries of the agreements and instruments to be executed and delivered hereunder or in connection herewith, the closing of the Transactions and compliance with the provisions thereof do not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of any Acquired Entity or subsidiary thereof under, any note, bond, mortgage, indenture, deed of trust, lease, material license, agreement, permit, franchise or other instrument or obligation to which such entity is a party or by which any of its properties are bound or affected, except in any such case (A) for any such violation, conflict, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have a Material Adverse Effect or (B) for the effect of such execution, delivery, closing and compliance on the Surety Bonds [DualStar to review]; or (ii) violate any Order or any Law applicable to any Acquired Entity or subsidiary thereof or by which any of its properties is bound or affected except as would not reasonably be expected to have a Material Adverse Effect.

                  (d) Except (i) as may be required under the HSR Act and (ii) for any Consents where the failure to obtain such Consents would not reasonably be expected to have a Material Adverse Effect, no Consent of or with any court, Governmental Authority or third Person is required to be obtained by any Acquired Entity in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Company of the Transactions.

                  Section 4.3 Corporate Records. The corporate records of each Acquired Entity and subsidiary thereof accurately reflect all material action taken and authorizations made at meetings of the board of directors or any committee thereof and at any shareholder meetings of such Acquired Entity or subsidiary.

                  Section 4.4 Capital Stock; Subsidiaries.

                  (a) The authorized capital stock, all of which is validly issued, fully paid, and non-assessable, the par value per share and the number of issued and outstanding shares and treasury shares of each of the Acquired Entities is set forth on Schedule 4.4 hereto.

                  (b) There are no outstanding options, warrants, agreements, rights (including without limitation, preemptive rights or rights of conversion or exchange), contracts, calls, puts, demands, or commitments of any character relating to any shares of capital stock of or any other equity interest in any Acquired Entity.

                  (c) No Acquired Entity has any direct or indirect equity or ownership interest in any business and owns no subsidiaries other than the ownership by each of Centrifugal and Mechanical of 50% of the capital stock of CMA.

                  Section 4.5 Financial Statements.

                  (a) Attached as Exhibit A to Schedule 4.5 hereto are true and correct copies of the Annual Financial Statements. The Annual Financial Statements have been prepared in accordance with GAAP. The balance sheets included in the Annual Financial Statements present fairly in all material respects, in accordance with GAAP, the financial condition of (i) Centrifugal and Mechanical (collectively, "C/M") and (ii) High Rise, in each case, as of its date, and the statements of operations included in the Annual Financial Statements present fairly, in accordance with GAAP, the results of operations of C/M and High Rise as of the dates of such statements and for the period covered thereby.

                  (b) Attached as Exhibit B to Schedule 4.5 hereto are true and correct copies of the Interim Financial Statements. Such Interim Financial Statements were prepared in a manner consistent with the Annual Financial Statements, and fairly present the consolidated results of C/M's operations and the results of High Rise's operations for the periods indicated, except that such statements are subject to normal and non-recurring quarterly and year-end adjustments, as applicable, which were not or are not expected to be material in amount. The books and records of the C/M and High Rise from which the Annual Financial Statements and Interim Financial Statements were prepared were complete and accurate at the time of such preparation.

                  Section 4.6 Tax Matters.

                  (a) Except as set forth on Schedule 4.6 hereto, since [__________]: (i) all Tax Returns required to be filed with any Taxing Authority on or before the date hereof by or with respect to each of the Acquired Entities have been duly and timely filed, and each such Tax Return is true, correct and complete in all material respects; (ii) all Taxes due and payable by any Acquired Entity, if any, whether or not shown on any Tax Return, have been timely paid; (iii) there are no other Taxes that would be due by any Acquired Entity if asserted by a Taxing Authority, except with respect to which such Acquired Entity is maintaining adequate reserves in accordance with GAAP or contesting in good faith; and (iv) each Acquired Entity duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                  (b) Except as set forth on Schedule 4.6 hereto since [__________]: (i) no unpaid (or unreserved in accordance with GAAP) deficiencies for Taxes have been claimed, proposed or assessed by any Taxing Authority with respect to any Acquired Entity; (ii) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of any Acquired Entity; (iii) no Acquired Entity has requested any extension of time within which to file any currently unfiled Tax Return; (iv) no extension of a statute of limitations relating to any Taxes or Tax Returns is in effect or effective with respect to any Acquired Entity; and (v) no Acquired Entity has entered into any sale leaseback or any leveraged lease transaction.

                  (c) Except as set forth on Schedule 4.6 hereto: (i) there are no liens for Taxes (other than for current Taxes not yet due and payable for which adequate reserves have been made under GAAP) upon the assets of any Acquired Entity; (ii) there are no private letter rulings in respect of any Tax pending between any Acquired Entity and any Taxing Authority; (iii) no Acquired Entity has ever been a member of an affiliated group within the meaning of
Section 1504(a) of the Code or filed or been included in a combined, consolidated or unitary return of any Person; (iv) no Acquired Entity is currently under any contractual obligation to indemnify any Person with respect to Taxes or is a party to any tax sharing agreement or any other agreement providing for payments by such Acquired Entity with respect to Taxes; (v) no Acquired Entity will be required, as a result of a change in method of accounting for (A) any taxable period ending on or before the date hereof or (B) any taxable period that includes (but does not end on) the date hereof, but only to the extent of the portion of such period that ends on the date hereof, to include any adjustment under Section 481 of the Code (or any corresponding provision of foreign law) in taxable income for any taxable period after the date hereof; (vi) no Acquired Entity is a party to any agreement, contract, arrangement or plan that would result after the Closing (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 280G of the Code; (vii) Schedule 4.6 hereto lists all income Tax Returns filed by or on behalf of each Acquired Entity for the taxable periods ended on or after [_________] and indicates those income Tax Returns that have been audited and those that currently are the subject of audit; (viii) no Acquired Entity has made an election nor is any Acquired Entity required to treat any of its assets as owned by another person within the meaning of Section 168(f) of the Code (or any corresponding provision of state, local or foreign law); (ix) no Acquired Entity is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (x) all material elections with respect to Taxes affecting the Company as of the date hereof are disclosed on the Tax Returns previously delivered to the Purchaser or on the Annual Financial Statements; (xi) none of the Acquired Entities are a consenting party within the meaning of Section 341(f) of the Code (or any corresponding provision of state, local or foreign law); and (xii) with respect to periods commencing on or after the Balance Sheet Date, no Acquired Entity has incurred any material liability for Taxes (other than in the ordinary course of business).

                  Section 4.7 Real Property and Leaseholds. No Acquired Entity holds any Owned Real Estate or Leased Real Estate except as set forth on
Schedule 4.7. [DualStar to confirm.]

                  Section 4.8 Title to Assets. Each Acquired Entity and each of its subsidiaries has good and valid title to all of the material properties and material assets owned by it reflected in the Annual Financial Statements or acquired after the Balance Sheet Date (except inventory and other properties disposed of in the ordinary course of business since the Balance Sheet Date and accounts or notes receivable paid since the Balance Sheet Date), free and clear of all Encumbrances, except for Permitted Liens.

                  Section 4.9 Property, Plant and Equipment. All items of property, plant and equipment leased or owned by the Acquired Entities and each of their respective subsidiaries in connection with the operation of its business as currently conducted are reflected in Exhibit B to Schedule 4.5.

                  Section 4.10 Accounts Receivable. An accurate list of the accounts and notes receivable of each of the Acquired Entities and each of their respective subsidiaries as of December 31, 1999, including all such amounts which are not reflected in the balance sheet as of the Balance Sheet Date and including receivables from and advances to employees and the Seller, is reflected on Exhibit B to Schedule 4.5 hereto.

                  Section 4.11 Contracts. A correct and accurate list of all written contracts necessary or material to the conduct of each Acquired Entity's Business and the business of each subsidiary of an Acquired Entity as presently conducted is reflected on Exhibit B to Schedule 4.11. To the Seller's knowledge, all such contracts are in full force and effect and are valid and enforceable obligations of each such Acquired Entity or subsidiary thereof. No Acquired Entity or subsidiary thereof has received written notice of any plan or intention of any other party to any such contract to exercise any right to cancel or terminate any such contract.

                  Section 4.12 Compliance with Law. The Business of each Acquired Entity and each subsidiary thereof is and has been conducted in compliance in all material respects with and does not violate, and no Acquired Entity or subsidiary thereof is in conflict with, or in material default or violation of, any Decrees, Laws or Orders, and, to the Seller's Knowledge, neither the Seller nor any Acquired Entity or subsidiary thereof has received any notice from any Governmental Authority alleging any such lack of compliance, violation, conflict or default.

                  Section 4.13 Permits and Other Operating Rights. The Company has made and/or possesses all Company Permits required by applicable Law or Order or by the property or contract rights of third Persons to be made and/or possessed by the Company which are material to the conduct of each Acquired Entity's Business and the business of each subsidiary of such Acquired Entity as it is now being conducted and are necessary to conduct each such Business or business upon the consummation of the Transactions (including upon any change of control of the Company, an Acquired Entity or subsidiary thereof) or to permit the continued occupancy of the Real Property in accordance with its current use. Each of the Acquired Entities and its subsidiaries is in compliance in all material respects with the terms of the Company Permits. All Company Permits are listed in Schedule 4.13 hereto. Except as specifically provided in Schedule 4.13 hereto, to the Seller's knowledge, the consummation of the Transactions will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to an Acquired Entity or subsidiary thereof by, any such Company Permits or other rights.

                  Section 4.14 Litigation. The list of Actions pending or, to the Seller's Knowledge, Claims threatened against or other facts or circumstances, that could result in any material Claims against an Acquired Entity or subsidiary thereof or any of its properties or any other entities by or on behalf of the Company, whether at law, in equity or in any arbitration proceeding, set forth in Exhibit B to Schedule 4.5 have been reflected in the Interim Financial Statements in accordance with GAAP.

                  Section 4.15 ERISA Matters.

                  (a) Schedule 4.15 identifies each retirement, pension, savings, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation, incentive or other compensation plan or arrangement or other employee benefit (each a "PENSION PLAN") that any Acquired Entity or its subsidiaries currently maintains or to which such Acquired Entity or subsidiary thereof currently contributes for the benefit of any of its employees or former employees (or dependents or beneficiaries thereof) (or as to which the such Acquired Entity or subsidiary thereof may otherwise have any liability, including, but not limited to, any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA (a "WELFARE PLAN"), whether funded, insured or self-funded or whether written or oral (each of the foregoing contained in this Section 4.15 (a), a "PLAN").

                  (b) Each Plan has been administered in all material respects in accordance with its terms. Each Acquired Entity, the subsidiaries thereof and all Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all other applicable laws and each such Plan which is intended to meet the requirements of a "qualified plan" under Code ss. 401(a) has been determined by the IRS to be a qualified plan (in form) by the issuance of a favorable determination letter by the IRS. There is no pending or, to the knowledge of the Acquired Entities or any of their respective subsidiaries, threatened legal action, suit or claim relating to the Plans. No Acquired Entity or subsidiary thereof has engaged in a transaction in connection with which such Acquired Entity or subsidiary would be subject to either a civil penalty pursuant to Section 502(i) or ERISA or tax pursuant to Section 4975 of the Code. No action, suit, proceeding, hearing or investigation with respect to the administration of the investment of the assets of any such Plan (other than routine claims for benefits) is pending or threatened. All contributions and other payments required to be made by any Acquired Entity or subsidiary thereof to any Plan as of the Closing Date, or with respect to any period ending prior to the Closing Date, have (or will have) been made, on or prior to the Closing Date.

                  (c) None of the Pension Plans is subject to Title IV of ERISA or Section 412 of the Code and no Acquired Entity, subsidiary thereof or other Person that, together with such Acquired Entity or subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each such Person, including such Acquired Entity or subsidiary, a "COMMONLY CONTROLLED ENTITY"), currently contributes to, or within the last six years had an obligation to contribute to, a Pension Plan subject to Title IV of ERISA or
Section 412 of the Code.

                  (d) No Acquired Entity, subsidiary thereof or any Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) or "mass withdrawal liability" within the meaning of PBGC Regulation 4219.2 that has not been fully paid.

                  (e) No Acquired Entity, subsidiary thereof or any Commonly Controlled Entity maintains or is required to contribute to any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America primarily for the benefit of employees of an Acquired Entity or subsidiary thereof residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (a "FOREIGN PENSION PLAN").

                  (f) No benefits under any Plan set forth in Schedule 4.15 shall become accelerated as a result the transactions contemplated by this Agreement.

                  (g) Except as required under Section 4980B of the Code, no Acquired Entity or subsidiary thereof has an obligation to provide post-retirement health or life benefits.

                  (h) Each Plan may be amended or terminated at any time after the Closing Date without liability to any Acquired Entity or subsidiary thereof.

                  (i) The Seller has heretofore delivered or made available to the Purchaser correct and complete copies of each of the following:

                           (i) Each Plan and all amendments thereto; the trust instrument and/or insurance contracts, if any, forming a part of such Plan and all amendments thereto;

                           (ii) The most recent IRS Form 5500 and all schedules thereto, if any;

                           (iii) The most recent determination letter issued by the IRS regarding the qualified status of each such Pension Plan;

                           (iv) The most recent accountant's report, if any; and

                           (v) The most recent summary plan description, if any.

                  Section 4.16 Labor and Employment Matters.

                  (a) Schedule 4.16 hereto includes (i) an accurate list of each collective bargaining or similar agreement and any work rules or practices agreed to with any labor organization or employee association applicable to employees of the Acquired Entities or any of their respective subsidiaries; (ii) an accurate and complete list of each employment contract to which an Acquired Entity or a subsidiary thereof is a party or by which it is bound for personal services or employment which is not terminable on thirty (30) days' (or less) notice by such Acquired Entity or subsidiary thereof without penalty or obligation to make payments related to such termination; (iii) an accurate list of each plan, contract, arrangement or scheme under which fringe benefits (including, but not limited to, severance benefits, vacation plans or programs, sick leave plans or programs and related benefits) are afforded to employees of an Acquired Entity or subsidiary thereof, (iv) except to the extent provided pursuant to Section 4.16(c) below, an accurate and complete list of each non-represented employee with his or her name, title, annual compensation and brief job description. Except as described in Schedule 4.16, no individual will accrue or receive additional payments, benefits, service or accelerated rights to payment of benefits as a result of the Transactions (either alone or combined with any other event or transaction).

                  (b) Except to the extent set forth in Schedule 4.16 hereto, to the Knowledge of Seller, (i) there is no labor strike or lockout pending or affecting any Acquired Entity or subsidiary thereof and since the date of incorporation of each of the Acquired Entities and each of their respective subsidiaries, there has not been any such action; (ii) no union claims to represent the employees of any Acquired Entity or subsidiary thereof; (iii) none of the employees of an Acquired Entity or subsidiary thereof is represented by any labor organization and neither the Seller, an Acquired Entity or any subsidiary thereof has any knowledge of any current union organizing activities among its employees, nor does any question concerning representation exist concerning such employees; (iv) each of the Acquired Entities and its subsidiaries has at all times been in material compliance with all obligations under the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and all other federal, state and local labor or labor related laws applicable to persons employed in connection with the Company, including, without limitation, those laws, rules and regulations relating to wages, hours, health and safety, payment of Social Security withholding and other taxes, maintenance of workers' payment of Social Security withholding and other taxes, maintenance of workers' compensation insurance, labor and employment relations and employment discrimination, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (v) there is no unfair labor practice charge or complaint against any Acquired Entity or subsidiary thereof pending or threatened before the National Labor Relations Board or any similar state or foreign agency; (vi) there is no grievance arising out of any collective bargaining agreement or other grievance procedure; (vii) there is no charge with respect to or relating to any Acquired Entity or subsidiary thereof pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (viii) no Acquired Entity or subsidiary thereof has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws, including, but not limited to, health and safety laws, to conduct an investigation with respect to or relating to such Acquired Entity or subsidiary thereof and no such investigation is in progress nor has any such investigation been conducted during the last five years; (ix) there are no complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of any Acquired Entity or subsidiary thereof, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship; (x) since the enactment of the WARN Act, no Acquired Entity or subsidiary thereof has effectuated (A) a plant closing (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Acquired Entity or subsidiary; or (B) a mass layoff (as defined in the WARN Act) affecting any of its sites of employment or facilities; nor has any Acquired Entity or subsidiary thereof been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; (xi) none of the employees of an Acquired Entity or subsidiary thereof has suffered an employment loss (as defined in the WARN Act) during the 180-day period prior to the date of this Agreement; (xii) each facility or location of each of the Acquired Entities and each subsidiary thereof has been operated as a single site of employment (as defined in the WARN Act) at all times since the enactment of the WARN Act; and
(xiii) none of the Acquired Entities, their respective subsidiaries or any other party to any contract, agreement, plan, arrangement, scheme or written policy, rules or procedures set forth in Schedule 4.16 hereto is in default of with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute such a default thereunder.

                  (c) Schedule 4.16 hereto sets forth an accurate and complete list of all officers, directors and key employees the Acquired Entities and their subsidiaries, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. No Acquired Entity or subsidiary thereof has any employment agreements except for the persons listed on Schedule 4.16 hereto.

                  Section 4.17 Insurance Coverage. Schedule 4.17 hereto sets forth (i) the third party insurance policies of the Acquired Entities and their respective subsidiaries, including but not limited to policies relating to fire and casualty, general liability, title, business interruption, product liability, sprinkler and water damage, business automobile, workers compensation and employers liability, employee dishonesty and crime, boiler and machinery, domestic and international cargo/transit, umbrella liability, employee benefits liability, employment practices liability, fiduciary liability, directors' and officers' liability (including company reimbursement coverages), errors and omissions liability, and any and all "wrap-up" policies relating to any kind of liability, and (ii) any agreements pursuant to which an Acquired Entity or subsidiary thereof is a named insured on policies of third parties covering product liability claims against such Acquired Entity or subsidiary. All material insurance policies with respect to the property, assets, operations and business of each Acquired Entity and subsidiary thereof are in full force and effect and have not been cancelled. There has been no period since January 1, 1996 when any Acquired Entity or subsidiary thereof has had a lapse of insurance coverage related to the matters set forth in clause (i) of the first sentence of this
Section 4.17. There are no pending, or, to the Knowledge of the Seller, threatened Claims listed therein with respect to which the insurance carrier has denied coverage or has advised an Acquired Entity or subsidiary thereof that it is defending such claim under reservation of rights which are not reflected in Exhibit B to Schedule 4.5.

                  Section 4.18 Conduct of Business. Except as otherwise permitted or contemplated by this Agreement, since the date of the Interim Financial Statements, each Acquired Entity and its subsidiaries has conducted its Business (or business, as applicable) in the ordinary course consistent with past practice or otherwise properly related to the conduct of its Business (or business, as applicable), and there has not been any of the following which individually or in the aggregate would, except if otherwise indicated, result in liabilities or payments by the Acquired Entities and their respective subsidiaries in an amount equal to or greater than $150,000 in the aggregate:

                  (a) material adverse change in the condition (financial or otherwise), results of operations, assets, works-in-progress, liabilities, or business of the Acquired Entities and their respective subsidiaries taken as a whole;

                  (b) sale, assignment, disposition, transfer, pledge, mortgage or lease of any asset of an Acquired Entity or subsidiary thereof (other than in the ordinary course of business and consistent with past practice);

                  (c) increase in the compensation or fringe benefits payable or to become payable by an Acquired Entity or subsidiary thereof, or any other form of payment, including without limitation loans, to any of its directors, officers or salaried employees, other than routine increases made in the ordinary course of business and consistent with past practice;

                  (d) change by an Acquired Entity or subsidiary thereof in its accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of revenue or the discharge of accounts payable or accounting for inventories, but excluding any changes required by applicable accounting pronouncements);

                  (e) damage, destruction or loss with respect to any of the properties or assets of the Acquired Entities and their respective subsidiaries whether or not covered by insurance, individually or in the aggregate, in excess of $[10,000], net of third party insurance;

                  (f) declaration or payment by an Acquired Entity or subsidiary thereof of any dividend or distribution of any assets of any kind whatsoever to any of its shareholders, including without limitation, distributions in redemption of or as the purchase price for any capital stock or equity interest, or in discharge or cancellation, in whole or in part, of any Indebtedness, whether in payment of principal, interest or otherwise, except as otherwise contemplated in this Agreement;

                  (g) written or other binding commitment by an Acquired Entity or subsidiary thereof to make capital expenditures for additions to property, plant or equipment in an amount in excess of $[150,000] in the aggregate (in respect of the Company);

                  (h) notice from any material supplier or customer of an Acquired Entity or subsidiary thereof that it will cease doing business with such Acquired Entity or subsidiary;

                  (i) issuance, sale or disposition of any capital stock or other equity interest in an Acquired Entity or subsidiary thereof or any options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interest or other change in the issued and outstanding capitalization of such Acquired Entity or subsidiary;

                  (j) incurrence or assumption of, or subjection to, whether directly or by way of guarantee or otherwise, any Indebtedness or other Liability, including purchase money indebtedness in excess of $150,000 in the aggregate, except trade or business obligations or Liabilities incurred in the ordinary course of business consistent with past practice;

                  (k) materially adverse changes to the business organization of an Acquired Entity or subsidiary thereof, the goodwill toward an Acquired Entity or subsidiary thereof of suppliers, customers, independent contractors, employees and others with whom business relationships exist, and the availability of the services of the present officers and the services of those employed by an Acquired Entity or subsidiary thereof;

                  (l) subjection of any of the assets of an Acquired Entity or subsidiary thereof to any additional Encumbrance (other than Permitted Liens);

                  (m) resignation of any officer or salaried key employee of an Acquired Entity or subsidiary thereof; or

                  (n) agreement by an Acquired Entity or subsidiary thereof involving any of the foregoing.

                  Section 4.19 Certain Transactions. Except as reflected in Exhibit B to Schedule 4.5 hereto, neither the Seller nor any of the past or present officers or directors of any Acquired Entity is presently a party to any transaction with an Acquired Entity (other than for services as employees, officers and directors), including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for the rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, in each case, the Seller or any such officer or director, any member of the family of the Seller or any such officer or director or any corporation, partnership, trust or other entity in which the Seller or any such officer or director has a substantial interest or is an officer, director, trustee or partner.

                  Section 4.20 Liabilities and Obligations. Except as disclosed in the balance sheet of each Acquired Entity as of the Balance Sheet Date previously furnished the Purchaser, there are no Liabilities, whether absolute, accrued, contingent or otherwise, of an Acquired

Entity, that would be required to be reflected on, or reserved against, in a consolidated balance sheet of the Company in accordance with GAAP, except for
(i) liabilities which, singly or in the aggregate, are immaterial in amount or nature, and (ii) liabilities incurred subsequent to the date of such financial statement by an Acquired Entity in the ordinary course of business consistent with past practice.

                  Section 4.21 Intentionally Omitted.

                  Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller or any Acquired Entity.

                  Section 4.23 Absence of Certain Payments. To the best Knowledge of the Seller, no Acquired Entity nor any of its affiliates, officers, directors, employees or agents or other people acting on behalf of any of them has (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. To the best Knowledge of the Seller, no Acquired Entity nor any of its affiliates, directors, officers, employees or agents or other persons acting on behalf of any of them has accepted or received any unlawful contributions, payments, gifts or expenditures.

                  Section 4.24 No Outstanding Indebtedness. No Acquired Entity has any outstanding Indebtedness, except as set forth in Exhibit B to Schedule
4.5 hereto.

                  Section 4.25 Significant Customers. An accurate and complete list of all customers (persons or entities) representing 10% or more of annual revenues of either High Rise or CMA for any period covered by any of the Annual Financial Statements and the Interim Financial Statements is reflected on Exhibit B to Schedule 4.5 hereto.

                  Section 4.26 Bank Accounts. Schedule 4.26 hereto sets forth a complete and accurate list of each bank account, including the account number, name and address of the bank where such account is maintained, that is in the name of an Acquired Entity or any of their respective subsidiaries or is used in the operation of such Acquired Entity's Business.

                  Section 4.27 Material Adverse Effect. Since the Balance Sheet Date, no Material Adverse Effect has occurred or is continuing.

                                    ARTICLE V

              CONDUCT OF BUSINESS PRIOR TO CLOSING; OTHER COVENANTS

                  Section 5.1 Conduct of Business of the Company Pending the Closing. Except as contemplated by this Agreement, the Seller shall cause the Acquired Entities and their respective subsidiaries to, during the period from the date of this Agreement to the Closing Date, (i) act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts, to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, (ii) maintain and keep their properties and equipment in good repair, working order and condition, consistent with current condition, except for ordinary wear and tear, (iii) use their reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by each of them, and (iv) perform in all material respects all of its obligations under all contracts and commitments applicable to its business or properties (subject to each Acquired Entity's right to enter into comparable substitute arrangements, consistent with past practice, on terms generally no less favorable to it than those in effect on the date hereof). Without limiting the generality of the foregoing, the Seller shall use its reasonable best efforts to cause the Acquired Entities and their respective subsidiaries during the period from the date of this Agreement to the Closing Date, except as expressly contemplated by this Agreement, not to take any of the following actions without the prior written consent of the Purchaser:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its outstanding capital stock (other than cash dividends by a wholly-owned subsidiary of an Acquired Entity to an Acquired Entity), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock (except to increase the authorized number of shares of Seller Common Stock from 25,000,000 to 50,000,000) or (iii) purchase, redeem or otherwise acquire any outstanding capital stock of such Acquired Entity or any of its subsidiaries, or any rights, warrants or options to acquire any such capital stock;

                  (b) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, or any securities convertible, exchangeable or exercisable into, or any rights, warrants or options to acquire, any such capital stock, or other equity equivalents (including without limitation stock appreciation rights);

                  (c) (i) increase or accelerate the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Acquired Entities or their respective subsidiaries in the ordinary course of business in accordance with past practice, (ii) grant any severance or termination pay not currently required to be paid on the date hereof, (iii) enter into any employment agreement with any present or former director or officer or senior employee, or, other than in the ordinary course of business consistent with past practice and terminable without severance or other termination payment on 30 days' notice or less, any other employee of any Acquired Entity or any of its subsidiaries, or (iv) establish, adopt, enter into or amend or terminate any plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of any Acquired Entity or its subsidiaries;

                  (d) amend its Charter (except to increase the authorized number of shares of Seller Common Stock from 25,000,000 to 50,000,000), Bylaws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the entity structure or ownership of any of the Acquired Entities or their respective subsidiaries;

                  (e) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, assets or properties of (including through the exercise of any right of first refusal or the exercise of any option to purchase or convert), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any material assets or properties, except in the ordinary course of business consistent with past practice;

                  (f) sell or otherwise dispose of any of its properties or assets, except in the ordinary course of business for cash consideration equal to fair market value at the time of such sale or other disposition as determined by the board of directors of such Acquired Entity in good faith;

                  (g) lease, license, mortgage or otherwise encumber any of its properties or assets, except in the ordinary course of business consistent with past practice;

                  (h) amend, supplement or modify any material contract, except in the ordinary course of business, or relinquish, forgive or cancel any material debt or claim or waive any rights of material value;

                  (i) make any capital expenditure or commitment to make any such expenditure or defer making any budgeted capital expenditure, except in the ordinary course of business consistent with past practice;

                  (j) incur, prepay, or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than guarantees by an Acquired Entity in favor of the Purchaser or Affiliates of the Purchaser, CMA, or any of its wholly-owned subsidiaries or by any of its subsidiaries in favor of the Purchaser, Affiliates of the Purchaser, or an Acquired Entity) in excess of $100,000 in the aggregate, except in the ordinary course of business consistent with past practice;

                  (k) issue or sell any debt securities or warrants or other rights to acquire any debt securities of an Acquired Entity or any of their respective subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except in the ordinary course of business consistent with past practice;

                  (l) change any accounting principle, method or practice used by it or any change in the classification of assets, recognition of income or expenses or the depreciation or amortization policies or rates theretofore applied, unless required by the SEC or the FASB;

                  (m) make any material Tax election or settle or compromise any income Tax liability in excess of $150,000 in the aggregate or defer the payment of any material Taxes that come due;

                  (n) authorize any of, or commit or agree to take any of, the foregoing actions.

                  To the extent any of the Acquired Entities or any of their respective subsidiaries has done anything in contravention of the acts required or proscribed, as applicable, in this Section 5.1 without the prior written consent of the Purchaser, the Seller will promptly inform the Purchaser, by telephone (with confirmation of details in writing) of such action in contravention.

                  Section 5.2 Conduct of Business of the Purchaser. The Purchaser has not engaged, and during the period from the date of this Agreement to the Closing Date, the Purchaser shall not engage, in any activities of any nature except as provided in, or in connection with the Transactions.

                  Section 5.3 Preparation of Proxy Statement. The Seller shall promptly (and in any event within 30 days from the date hereof) file or cause to be filed with the SEC a preliminary Proxy Statement relating to the Transactions. In connection therewith, the Purchaser will fully cooperate with the Seller and its counsel in the preparation by the Seller of the Proxy Statement and in obtaining the stockholder approvals sought thereunder. The Seller shall respond as promptly as practicable to any comments of the SEC on the preliminary Proxy Statement, and cause the Proxy Statement, and any amendment or supplement thereto, to be mailed to the Seller's stockholders at the earliest practicable time. The Seller will notify Purchaser as promptly as practicable of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Seller or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions. If at any time prior to the Closing Date any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Seller will promptly advise Purchaser, such an amendment or supplement to be mailed to the Seller's stockholders within five business days after the same is cleared by the SEC (or as promptly as practicable thereafter). The Seller and Purchaser each agree to correct any information provided by such party for use in the Proxy Statement which shall have become false or misleading. Prior to the filing or distribution of the Proxy Statement and any amendments or supplements thereto, Purchaser and its counsel shall be given an opportunity to review and comment upon such documents.

                  Section 5.4 Access to Information; Confidentiality.

                  (a) From the date hereof to the Closing Date, the Seller shall, and shall cause its subsidiaries to, afford the officers, employees, auditors and other agents of the Purchaser, full and free access at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to its contracts, commitments, books and records, and shall furnish the Purchaser and such other Persons all such documents and such financial, operating and other data and information regarding the Seller and its subsidiaries as the Purchaser, through its officers, employees or agents may from time to time reasonably request in order to conduct such due diligence review of the Company and its subsidiaries and their business, assets or properties as Purchaser shall determine to be necessary or appropriate. Without limiting the foregoing, from time to time, at the request of Purchaser, the Seller will cause the officers of the Acquired Entities and CMA to keep the officers of the Purchaser informed as to the affairs of such entities and to arrange for meetings with the management of each such entity from time to time upon the Purchaser's request.

                  (b) The Purchaser will hold, and will cause its Affiliates and the directors, officers, employees, agents, advisors (including attorneys, accountants and financial advisors of the Purchaser and its Affiliates), or representatives of such agents, advisors, to hold in confidence, all documents and information concerning the Seller and its subsidiaries and any other Person in which any of the Seller's subsidiaries has an ownership interest furnished to any such Person in connection with the Transactions.

                  Section 5.5 No Solicitation.

                  (a) The Seller shall not, nor shall the Seller authorize or permit any of its subsidiaries to, nor shall it authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to, solicit or initiate, or encourage, or take any other action to facilitate or encourage (including by way of furnishing any information or having discussions concerning the business, properties or assets of the Acquired Entities or any of their respective subsidiaries), the submission of inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal; provided, however, that the foregoing shall not prohibit the Seller and its advisors, following receipt of an unsolicited Takeover Proposal, to provide information to the Person making such Takeover Proposal and participate in discussions or negotiations concerning such Takeover Proposal following delivery of the notice required by Section 5.5(c) regarding such Takeover Proposal, in each case to the extent the Board of Directors shall have concluded in good faith that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law.

                  (b) Neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Transactions, (ii) approve or recommend, or propose to approve or recommend, any

Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors), it determines to be a Superior Proposal, the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Transactions, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate this Agreement, in each case at any time after the second business day following Purchaser's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising Purchaser that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. The Board of Directors may also withdraw or modify its approval or recommendation of this Agreement or the Transactions and terminate this Agreement if Chanin & Co.'s fairness opinion shall have been withdrawn. In the event that the Seller shall enter into any agreement relating to a Takeover Proposal, such agreement shall provide for the payment to the Purchaser of the Termination Fee, upon the consummation of the transaction contemplated by the Superior Proposal. This Section 4.5 shall not prohibit accurate disclosure by the Seller in any document that is required to be filed with the SEC.

                  (c) In addition to the obligations of the Seller set forth in paragraph (b), the Seller shall promptly advise Purchaser orally and in writing of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. The Seller will keep the Purchaser reasonably informed of the status and details of any such request, Takeover Proposal or inquiry.

                  (d) Notwithstanding anything contained in this Agreement to the contrary, actions by the Board of Directors that are taken in accordance with this Section 5.5 shall not constitute a breach of this Agreement by the Seller.

                  Section 5.6 Directors' and Officers' Indemnification and Insurance. On or prior to the Closing Date, the Bylaws of the Purchaser and the Acquired Entities shall contain provisions no less favorable with respect to indemnification than are currently set forth in the Bylaws of the Acquired Entities, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing Date were current or former directors, officers, agents, or employees of the Acquired Entities or otherwise entitled to indemnification pursuant to the Bylaws of the Seller or one of its subsidiaries.

                  Section 5.7 Further Action; Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to facilitate to satisfaction and make effective each condition to the consummation of the Transactions, including but not limited to (i) cooperating in the preparation and filing of the Proxy Statement, any required filings under the HSR Act, and any amendments to any thereof, (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses and permits, consents, waivers of rights of first refusal and similar rights, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with any Acquired Entity or its subsidiaries as are necessary for the consummation of the Transactions, or to permit such licenses and permits, consents, waivers of rights of first refusal and similar rights, approvals, authorizations, qualifications, orders and contracts to continue in effect without modification after the Closing Date and (iii) subject to its contractual obligations hereunder and the other terms and conditions of this Agreement, using its reasonable best efforts to cause each of its representations and warranties set forth herein to be true, correct and complete in all material respects on the Closing Date as if made on such date. In addition, the Seller shall cause senior management of the Company and its subsidiaries to cooperate in good faith with representatives of the Purchaser in identifying transition issues and formulating plans and strategies to address any such issues.

                  Section 5.8 Public Announcements. The Seller and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions, shall provide each other the opportunity to review and comment upon, any such press release or public statement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with any securities exchange on which the Seller's securities are listed.

                  Section 5.9 Transactional Costs. Except as specifically provided in this Section 15.3, each Party shall be responsible for all of its Transactional Costs. The Parties shall promptly pay and discharge such Transactional Costs and each Party shall promptly reimburse any other Party for any amounts which such other Party may have expended on its behalf in the payment of such Transactional Costs.

                  Section 5.10 Repayment of Company Indebtedness. The Purchaser shall pay off or otherwise refinance, at the time of Closing, all Indebtedness listed on Exhibit B to Schedule 4.5 hereto.

                  Section 5.11 Board of Directors and Officers of the Company. The Purchaser agrees that so long as the Purchaser Note remains outstanding, (i) Mr. Gregory Cuneo shall remain a member of the board of directors of the Purchaser and (ii) the Purchaser shall provide to Mr. Cuneo director and officer liability insurance protection with an aggregate limitation on liability of no less than $____ million and having customary terms, provisions, conditions and exclusions.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE CLOSING

                  Section 6.1 Conditions to the Obligations of Each Party to Consummate the Transactions. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Transactions shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote thereon.

                  (b) Other Approvals. All Consents, Approvals, authorizations or permits of, actions by, or filings with or notifications to, and all expiration of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained and shall be in full force and effect.

                  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, no action or proceeding shall have been commenced by any Governmental Authority seeking any injunction, restraining order or other order which seeks to prohibit consummation of the Transactions, and no action or proceeding shall have been commenced by any Governmental Authority seeking material damages in connection with the Transactions shall be pending; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such action, proceeding, order or injunction vacated. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

                  (d) Opinion of Financial Advisor. The opinion of [Chanin & Co.] addressed to the Board of Directors (the "FAIRNESS OPINION"), to the effect that the consideration to be received in the Acquisition by the Seller is fair to the Seller's stockholders, shall not have been withdrawn.

                  (e) Investment by Blackacre in Seller. All conditions precedent to the transactions contemplated by the letter of intent (the "LETTER OF INTENT"), dated as of December 21, 1999, among the Seller, Blackacre Capital Management, L.L.C. and certain of its affiliates (collectively, "BLACKACRE") under which Blackacre would invest approximately $46.2 million in the Company, shall have been satisfied. [To be revised to reflect definitive documentation.]

                  (f) Ancillary Agreements. The Ancillary Agreements shall have been executed by all parties thereto on terms and conditions satisfactory to the Purchaser, to consummate the Transactions.

                  Section 6.2 Conditions to Obligations of Purchaser. The obligation of the Purchaser to consummate the Transactions is further subject to the satisfaction of the following conditions prior to the Closing Date unless waived by the Purchaser:

                  (a) Representations and Warranties. (i) The representations and warranties of the Seller set forth in Article IV of this Agreement shall be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case (x) that those representations and warranties which address matters only as of a particular date shall remain true, correct and complete in all material respects as of that date and (y) as otherwise contemplated by this Agreement, and (ii) the Purchaser shall have received a certificate signed on behalf of the Seller by the chief executive officer and the chief financial officer of the Seller to such effect.

                  (b) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all material obligations, required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchaser shall have received a certificate signed on behalf of the Seller by the chief executive officer and the chief financial officer of the Seller to such effect.

                  (c) Madeleine Pledge. On the Closing Date, Seller shall use the proceeds of the [Blackacre Investment] to repay to Madeleine L.L.C. the Madeleine Note.

                  (d) Closing Deliveries.

                           (i) The Purchaser shall have received the favorable
opinion of Company Counsel, dated the Closing Date, addressed to the Purchaser substantially in the form attached as Exhibit __.

                           (ii) The Purchaser shall receive the stock
certificates representing the Company Stock, as set forth in Section 1.2 hereof, and evidence, satisfactory to the Purchaser, of the cancellation of the Madeleine Pledge.

                           (iii) Any directors of the Acquired Entities, other
than those identified on Schedule 5.5, shall have resigned as directors of such Acquired Entities and the directors listed on Schedule 5.5 shall appoint the persons on Schedule 5.5 to fill the vacancies of the board of directors of the Acquired Entities in accordance with the Charter and Bylaws of each such Acquired Entity.

                           (iv) The Company shall have entered into Employment
Agreements with [executives], which shall be for a term of employment lasting at least 2 years, in the form attached hereto as Exhibit ______.

                           (v) The Purchaser shall have received a copy of a
certificate of the Secretary of State of the jurisdiction of incorporation of each of the Acquired Entities, dated reasonably near the Closing Date, in each case listing the charter of each of the Acquired Entities and each amendment thereto on file in his office and certifying that (w) such charter is a true and correct copy thereof, (x) such amendments are the only amendments to such charter on file in his office, (y) such Acquired Entity has paid all franchise taxes to the date of such certificate and (z) such Acquired Entity is duly incorporated and in good standing under the laws of the State of its jurisdiction of incorporation.

                           (vi) The Purchaser shall have received a certificate
of each Acquired Entity, signed on behalf of such Acquired Entity by its President and its Secretary, dated the Closing Date, certifying as to (x) the absence of any amendments to the Charter of such Acquired Entity since the date of the Secretary of State's certificate referred to in Subsection (v) of this
Section 6.2(d), (y) a true and correct copy of the Bylaws of such Acquired Entity as in effect on the date on which the resolutions authorizing the transaction were adopted and on the Closing Date and (z) the due incorporation and good standing or valid existence of such Acquired Entity as a corporation organized under the Laws of the jurisdiction of its incorporation and the absence of any proceeding for the dissolution or liquidation of such Acquired Entity.

                           (vii) None of the supplements to the Disclosure
Schedule contemplated by Section 8.5 shall, in the good faith judgment of Purchaser, contain any disclosure that reflects a material adverse change in the results of operations, business, financial condition, liabilities or prospects of the Acquired Entities considered as a whole.

                  Section 6.3 Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the Transactions is subject to the satisfaction of the following unless waived by the Seller:

                  (a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true, correct and complete in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Seller shall have received a certificate signed on behalf of the Purchaser by the President of the Purchaser to such effect.

                  (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Purchaser by the President of the Purchaser to such effect.

                  (c) Surety Bonds. The Purchaser shall have obtained and shall have delivered to the Seller (i) releases for the Seller from all surety bonds issued to the Acquired Entities or (ii) new surety bonds in substitution of any and all surety bonds issued to the Acquired Entities at its sole cost and expense.

                  (d) Closing Deliveries.

                           (i) The Seller shall have received the favorable
opinion of Purchaser's Counsel, dated the Closing Date, addressed to the Seller, substantially in the form attached as Exhibit __.

                           (ii) The Seller and the Company shall have received a
copy of resolutions adopted by the board of directors of the Purchaser authorizing the Transactions, reasonably acceptable to Company Counsel, certified by an authorized officer of the Purchaser.

                           (iii) The Seller shall have received from the
Purchaser the Purchase Price.

                           (iv) The Company shall have received from the Seller
a receipt acknowledging satisfaction and discharge of the Intercompany Indebtedness.

                           (v) The Seller shall have received from the Purchaser
a receipt acknowledging satisfaction and discharge of all Indebtedness listed on Exhibit B to Schedule 4.5 hereto.

                                   ARTICLE VII

                                   TAX MATTERS

                  Section 7.1 Tax Return Filings; Payment of Taxes; Indemnification.

                  (a) The Acquired Entities shall (i) prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns of the Acquired Entities for all Pre-Closing Periods and such Tax Returns shall be provided for the Purchaser's prior approval at least 15 days prior to the date on which such Tax Returns are due to be filed, which approval shall not be unreasonably withheld or delayed, and (ii) without derogation of Section 7.9 below, pay, or cause to be paid, all Taxes shown to be due on such Pre-Closing Period Tax Returns. To the extent any Tax Return prepared by the Seller pursuant to the preceding sentence is required to be filed by any Acquired Entity, the Seller shall deliver such return to such Acquired Entity no later than ten (10) business days prior to the date such return is due and shall cause such Acquired Entity to file such return on a timely basis. If the Purchaser disputes any portion of any Tax Return provided to the Purchaser for approval, the provisions of the last three sentences (other than a provision for payment) of Section 7.1(c) shall apply, with such changes as may be appropriate within the context of this Section 7.1(a). Notwithstanding anything in this Agreement to the contrary, the Seller shall pay, without derogation of Section 7.8 below, and shall indemnify the Purchaser and its affiliates and hold them harmless from and against any liability for Taxes imposed on the Acquired Entities for all Pre-Closing Periods, including, without limitation, (w) all Taxes attributable to the Transactions, (x) all Taxes, if any, imposed on the Acquired Entities pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a result of any Acquired Entity being a member of any Relevant Group, and (y) all liability for Taxes resulting from a 338(h)(10) Election, as contemplated by Section 7.7 hereof. Each of the Company, the Purchaser and the Seller shall comply with the tax reporting requirements of
Section 1.351-3 of the Code subject to gain, if any, recognized on the receipt of cash or other property under Section 351(b) of the Code.

                  (b) Subject to paragraph (c) below, the Purchaser shall prepare and file, or cause to be prepared and filed, on a timely basis all Tax Returns of or which include the Company for all taxable periods other than a Tax Return for a Pre-Closing Period due to be filed on or prior to the Closing and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns. Subject to paragraph (c) below and Section 7.6 of this Agreement, the Purchaser shall pay, and shall indemnify the Seller and its affiliates and hold them harmless from and against any liability for Taxes of the Company for all taxable periods other than a Pre-Closing Period.

                  (c) For purposes of this Section 7.1, if, for federal, state, local or foreign Tax purposes, the taxable period of any of the Acquired Entities that includes the Closing Date does not terminate on the Closing Date ("STRADDLE PERIOD"), the parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any such Straddle Period as a short taxable period ending on the Closing Date and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made then, for purposes of this Agreement, Taxes with respect to any of the Acquired Entities for the Straddle Period shall be allocated to the Pre-Closing Period using an interim-closing-of-the-books method, except that (i) exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis and (ii) real property Taxes shall be allocated in accordance with Section 164(d) of the Code. In the case of any Straddle Period described in the preceding sentence, the Purchaser shall prepare and shall provide the Seller with copies of the completed Tax Returns for such period at least fifteen (15) business days before the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail the amount of Taxes shown on such Tax Return that are chargeable to the Seller pursuant to this Section 7.1 (the "TAX Statement"). If the Seller disputes the amount calculated in the Tax Statement or the amount of any income allocated to it on any Tax Return for a Straddle Period, the Seller and the Purchaser shall consult and resolve in good faith any issues arising as a result of the review thereof. If the parties are unable to resolve any dispute within five (5) business days after the Seller's receipt of such Straddle Period Tax Return or Tax Statement, such dispute shall be resolved by the Accounting Firm. The Seller shall pay to the Purchaser an amount equal to the Taxes shown on the Tax Statement as being chargeable to the Seller within five (5) business days before the due date (including extensions thereof) for payment of Taxes with respect to such Tax Statement. If the Seller has disputed such amount, appropriate adjustments shall be made to the amount paid by the Seller in order to reflect the decision of the Accounting Firm in immediately available funds not later than five (5) business days after such decision has been rendered. Any decision of the Accounting Firm shall be final and binding on the Parties.

                  Section 7.2 Procedures Relating to Indemnification of Tax Claims.

                  (a) If a notice of any Tax Claim is received by a Tax Indemnified Party, such Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to participate in the contest or to contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant Taxing Authority in connection with or related to such Tax Claim. Failure to give prompt notice of a Tax Claim hereunder shall not affect the Tax Indemnifying Party's obligation under Section 7.1, except to the extent that the Tax Indemnifying Party is materially prejudiced by such failure to give prompt notice.

                  (b) With respect to any Tax Claim which might result in an indemnity payment to the Purchaser pursuant to Section 7.1(a), the Seller shall at its election control all audits and proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may in their sole discretion and at their sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. If the Seller elects to control a contest pursuant to this Section 7.2, the Seller shall keep the Purchaser advised and shall pursue such contest in good faith.

                  (c) With respect to any Tax Claim not described in the preceding paragraph which might result in an indemnity payment to the Seller pursuant to Section 7.2, the Purchaser shall control all proceedings in accordance with provisions that are parallel to those in the first preceding paragraph.

                  Section 7.3 Refunds and Credits. Any refunds and credits of Taxes of the Acquired Entities with respect to (a) any Pre-Closing Period shall be for the account of the Seller, and if received or utilized by the Purchaser, any of its affiliates or the Acquired Entities, shall be paid to the Seller within five (5) business days after the Purchaser, any of its affiliates or the Acquired Entities receive such refund or utilize such credit, (b) any taxable period beginning after the Closing Date shall be for the account of the Purchaser, and if received or utilized by the Seller, or any of its affiliates, shall be paid by the Seller to the Purchaser within five (5) business days after the Seller, or any of its affiliates, receive such refund or utilizes such credit, and (c) any Straddle Period shall be apportioned between the Seller and the Purchaser in the same manner as such Taxes originally had been allocated pursuant to Section 7.1 hereof unless such refund or credit expressly apportions such credit or payment in a different manner.

                  Section 7.4 Cooperation. The Seller and the Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including, without limitation, the issuance of a power of attorney, if necessary, maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

                  Section 7.5 Elections; Consents and Other Actions. Without the prior written consent of the other Parties, none of the Seller, the Acquired Entities or the Purchaser shall make or change any election, file an amended Tax Return or surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment relating to the Acquired Entities, take any other action or omit to take any action, if such election, change, amendment, surrender, consent or other action or omission would have the effect of increasing the Tax liability of the Acquired Entities, the Purchaser or any affiliate of the Purchaser.

                  Section 7.6 Transfer Taxes. The Seller shall be responsible for, and shall pay, all Transfer Taxes arising out of or in connection with the Transactions, and shall indemnify and hold harmless the Company and the Purchaser with respect to such Transfer Taxes. The Seller shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer

Taxes, and the Purchaser shall join in the execution, or cause the Acquired Entities to join in the execution, of any such documentation or Tax Returns if required by applicable law.

                  Section 7.7 Section 338(h)(10) Election.

                  (a) The Seller and the Purchaser shall jointly make the 338(h)(10) Election on a timely basis in accordance with all rules and regulations applicable to the 338(h)(10) Election. As soon as practicable after the Closing, the Seller and the Purchaser shall mutually prepare a Form 8023, with all attachments, and the Seller shall sign such Form 8023. Also, the Purchaser and the Seller shall cooperate with each other to take all actions necessary and appropriate (including timely filing such additional forms, returns, elections, schedules and other documents on a joint or separate basis) as may be required to effect and preserve a timely 338(h)(10) Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local tax law) or any successor provisions. The Seller and the Purchaser shall report the purchase by the Purchaser of the Shares pursuant to this Agreement consistent with the 338(h)(10) Election and shall take no position inconsistent therewith in any Tax Return or any proceeding before any Taxing Authority.

                  (b) In connection with the 338(h)(10) Election, not later than 70 days after the Closing, the Seller and the Purchaser shall, together and in good faith, determine and agree upon the "Modified Aggregate Deemed Sale Price" of the Company (within the meaning of, and in accordance with the Treasury Regulations and any comparable provisions of state or local tax law). Each of the Seller and the Purchaser can terminate in writing at any time negotiations with respect to the "Modified Aggregate Deemed Sale Price" within 70 days after the Closing. In the event of such termination, the Seller and the Purchaser shall, not later than 10 days after such termination, submit all such disputed items for resolution to the Accounting Firm which shall resolve the disputed items within 20 days thereafter. The parties' agreement on the amount of the "Modified Aggregate Deemed Sales Price" and the Accounting Firm's resolution of disputed items with respect thereto shall be final and binding on the parties. In connection with the 338(h)(10) Election, not later than 60 days after the later of the parties' agreement as to the amount of the "Modified Aggregate Deemed Sales Price" or the Accounting Firm's resolution of disputed items with respect thereto, the Purchaser shall reasonably determine the proper allocations (the "ALLOCATIONS") of the "Modified Aggregate Deemed Sale Price" among the assets of the Acquired Entities and such subsidiaries (in accordance with Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder and comparable provisions of state or local tax law) and shall submit a statement (the "SECTION 338 STATEMENT") to the Seller setting forth the foregoing. The Seller may dispute the Purchaser's determination of the Allocations within 40 days ("40 DAY REVIEW") of delivery of the Section 338 Statement to the Seller if the Seller reasonably believes that the Purchaser's determinations are unreasonable. In the event of such a dispute, the parties shall commence negotiations. If either party terminates such negotiations, or if the parties cannot resolve any such dispute within 40 days of such delivery by the Purchaser to the Seller, the dispute shall be submitted no later than 10 days thereafter for resolution to the Accounting Firm which shall make its determination within 20 days after submission to it of the dispute in the following manner. In the event that the Accounting Firm determines that the Purchaser's determinations of the Allocations were reasonable then the Purchaser and the Seller shall be bound by such determinations. Otherwise, the Purchaser and the Seller shall be bound by the Accounting Firm's own determinations. In the event that the parties cannot resolve any disputes over such modifications within 20 days after the receipt of [the Final Purchase Price Adjustment Statement,] the disputes shall be submitted no later than 10 days thereafter for resolution to the Accounting Firm which shall make its determination within 20 days after submission to it of the dispute in the manner discussed above. The Seller and the Purchaser shall
(i) be bound by the final determination of the "Modified Aggregate Deemed Sale Price" and such Allocations for purposes of determining any Taxes, unless otherwise required by law, (ii) prepare and file their Tax Returns on a basis consistent with such final determination of the "Modified Aggregate Deemed Sale Price" and such Allocations, subject to adjustment to reflect the Seller's selling expenses as a reduction of sales proceeds, and (iii) take no position inconsistent with such determination of the "Modified Aggregate Deemed Sales Price" and Allocations on any applicable Tax Return or in any proceeding before any Taxing Authority. No Tax Returns reflecting the Allocations shall be filed prior to the later of (i) the last day of the 40 Day Review and (ii) if any items with respect to the Allocations are in dispute, the Accounting Firm's resolution of such disputed items, except as otherwise required by law. In the event that any of the Allocations is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

                  Section 7.8 FIRPTA Certificates. The Seller shall deliver to the Purchaser on the Closing Date duly completed and executed certifications of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations.

                  Section 7.9 Relationship to Article VIII. To the extent that
Article VIII is inconsistent with this Article VII, Article VII shall govern all matters relating to Taxes.

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

                  The Seller and the Purchaser each make the following covenants that are applicable to them, respectively:

                  Section 8.1 Indemnification. Subject to the limitations on indemnification contained in Section 8.4 below from and after the Closing,

                  (a) The Seller covenants and agrees that it will indemnify and hold harmless the Purchaser from and against (i) any and all Losses incurred by the Purchaser or the Acquired Entities arising from or in connection with any Event of Indemnification and (ii) any and all Losses arising from or in connection with any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller with any broker, finder or investment banker; and

                  (b) The Purchaser covenants and agrees that it will indemnify and hold harmless the Seller from and against (i) any and all Losses incurred by the Seller arising from or in connection with any Event of Indemnification and
(ii) any and all Losses arising from or in connection with any brokerage, finder's or other fee or commission in connection with the

Transactions based upon arrangements made by or on behalf of the Purchaser with any broker, finder or investment banker.

                  Section 8.2 Notice and Defense of Third Party Claims. The obligations and liabilities of any Indemnitor with respect to Claims resulting from a Third Party Claim shall be subject to the following terms and conditions:

                  (a) The Indemnitee shall give prompt written notice to the Indemnitor of any Third Party Claim that might give rise to a Claim by the Indemnitee against the Indemnitor based on the indemnity agreement contained in
Section 8.1 above, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known, but failure to give such prompt notice shall not affect an Indemnitor's obligations hereunder except to the extent that the defense of such a Third Party Claim by such Indemnitor has been actually and materially prejudiced thereby. Such notice shall be accompanied by copies of all relevant documentation in the possession of the Indemnitee or any of its Affiliates (other than the Indemnitor) with respect to such Third Party Claim, including without limitation any summons, complaint or other pleading which may have been served or any written demand received.

                  (b) Subject to Section 8.4 hereof, the Indemnitor shall have the right in good faith and at its own cost and expense, to take reasonable steps to cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to a Loss (including, but not limited to events and circumstances which can be cured, remediated, mitigated or remedied through the expenditure of money and events and circumstances which give rise to a Loss which can be measured in terms of money), regardless of whether such Loss arises out of a breach of or default under any representation, warranty, covenant or agreement contained in this Agreement or otherwise. Such right shall include, without limitation, (i) the right to investigate any such event or circumstance,
(ii) the right to cure, mitigate, remediate, remedy and otherwise handle any such event or circumstance on such terms and conditions and by such means as the Indemnitor may determine, in its reasonable discretion, and (iii) the right to defend, contest or otherwise oppose any such Third Party Claim with legal counsel selected by the Indemnitor (which legal counsel shall be reasonably acceptable to the Indemnitee); provided, however, that in the event that the Indemnitor shall not have expressly acknowledged in writing that the Indemnitee will be indemnified with respect to such Third Party Claim in accordance with this Agreement, such legal counsel shall be selected by the Indemnitee, and provided, further, that such Indemnitor's right to defend, contest or otherwise oppose any such Third Party Claim shall be limited to those situations where the Indemnitor shall have expressly acknowledged in writing that the Indemnitee will be indemnified with respect to such Third Party Claim in accordance with this Agreement. The Indemnitor shall promptly inform the Indemnitee of all material developments related to any such event or circumstance. The Indemnitee shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense, contest or other opposition of any such Third Party Claim through legal counsel selected by it and shall have the right, but not the obligations to assert any and all cross-claims or counterclaims which it may have. Any of the above notwithstanding, if the defendants in any Third Party Claim include both the Indemnitor and the Indemnitee, and the Indemnitee has been advised by its counsel that there are legal defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, the Indemnitee shall have the right to employ its own counsel (in addition to any local counsel, if applicable) in such Third Party Claim, and, in such event, the reasonable fees and expenses of such counsel shall be borne by the Indemnitor.

                  (c) Subject to the provisions of Section 8.2(b), so long as the Indemnitor is diligently and in good faith performing its obligations under
Section 8.2(b), the Indemnitee shall not compromise or settle any such Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld; provided, however, that in the event that the Indemnitor shall not have expressly acknowledged in writing that the Indemnitee will be indemnified with respect to such Third Party Claim in accordance with this Agreement, then the Indemnitee shall have the full right to defend against any such Third Party Claim and shall be entitled to settle or agree to pay in full such Third Party Claim.

                  (d) Subject to Section 8.2(c) above, neither the Indemnitor nor the Indemnitee shall make any settlement of any Third Party Claim without the written consent of the other, which consent shall not be unreasonably withheld.

                  Section 8.3 Notice of Other Claims.

                  (a) In the event that the Indemnitee reasonably believes that it has a Claim in respect of which indemnity may be sought based on the indemnity agreement contained in Section 8.1 above, which claim is not in respect of a Third Party Claim, the Indemnitee shall give an Indemnity Notice to the Indemnitor. Each Indemnity Notice shall set forth with reasonable specificity those items in respect of which the Indemnity Notice has been sent, as well as the summary basis upon which each such item is founded.

                  (b) The Indemnitor shall, within twenty-five (25) business days after receipt of any Indemnity Notice, respond in writing in an Indemnity Response and set forth with reasonable specificity those items in the Indemnity Notice to which the Indemnitor does not agree as well as the summary basis upon which such disagreement is founded. Within twenty-five (25) business days following the delivery of the Indemnity Response to the Indemnitor, representatives of the Indemnitee and Indemnitor shall meet to attempt to resolve through good faith negotiations the applicable indemnification claims. Such representatives shall negotiate in good faith for twenty-five (25) business days in an attempt to reach a settlement of any such disputed matter. In the event that such representatives are not able to reach a settlement of any such disputed matter, the Indemnitee may pursue any and all claims for indemnity against the Indemnitor, subject to the provisions of this Article VIII.

                  Section 8.4 Limitations of Indemnification.

                  (a) The Indemnitor shall not be liable under this Agreement in respect of any Event of Indemnification unless an Indemnitee gives written notice to the Indemnitor providing a good faith description of the circumstances relating to such Event of Indemnification (to the extent such circumstances are then known), on or before the Survival Date with respect thereto. The Seller and the Purchaser shall forward a copy of each such notice received by it to each Indemnitor. Notwithstanding anything herein to the contrary, if written notice of an Event of Indemnification has been given by the Indemnitee to the Indemnitor in accordance with Article

VIII of this Agreement on or before the applicable Survival Date, then the Indemnitee's right to indemnification with respect to such Event of Indemnification shall survive until any resulting Claims shall have been finally resolved.

                  (b) The notice given to the Indemnitor pursuant to Section 8.2(a) and the Indemnity Notice given pursuant to Section 8.3 shall contain the Indemnitee's reasonable good faith estimate of the maximum amount of indemnification claimed based on the facts and circumstances then known to the Indemnitee. From time to time, at the written request of the Indemnitor, the Indemnitee shall update its reasonable good faith estimate of the maximum amount of indemnification claimed based on the facts and circumstances then known to the Indemnitee.

                  (c) No indemnification shall be required to be made under
Section 8.1 hereof until the aggregate amount of all claims under such Section exceeds $250,000 (the "BASKET"), in which case the Indemnitors shall be liable for the full amount of such claims but then, in the case of indemnification by the Seller, only, (A) with respect to Losses specifically relating to High Rise, for all such Losses up to an aggregate amount equal to $_______ and (B) with respect to Losses specifically relating to Centrifugal, Mechanical or CMA, up to an aggregate amount equal to $________, except in either instance in case of (x) fraud or (y) indemnification sought for breaches of Sections 3.2, 3.3 and 4.2,
4.6 and 4.15 in which case the Seller shall be liable for the full amount of such claims but then only for all such Losses up to an aggregate amount equal to the Purchase Price; provided, however, in the case of indemnification pursuant to Section 8.1(a)(ii) or 8.1(b)(ii), the Basket shall not apply.

                  Section 8.5 Survival and No Waiver of Representations. All representations and warranties of the Parties contained in this Agreement or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or in connection with the Transactions shall survive the Closing until the applicable Survival Date. No investigation by a Party shall affect the representations, warranties, covenants and agreements of the other Parties under this Agreement or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or in connection with the Transactions furnished or to be furnished to the other Parties and such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the Closing or of the fact that the other Party knew or should have known that any of the same is or might be inaccurate in any respect, unless specifically disclosed in the Schedules as amended or supplemented at or prior to Closing and delivered pursuant to this Agreement.

                  Section 8.6 Limitation of Other Indemnification Rights. Notwithstanding anything to the contrary in the Charter, Bylaws, agreements or other instruments of the Acquired Entities, the Indemnitor shall not have any right to indemnification or other recovery thereunder or otherwise (whether as an officer, director, stockholder or in any other capacity) from the Company (except pursuant to any applicable Director and Officer liability insurance, if any) with respect to any matter to the extent that the Indemnitor is liable, or would be liable but for the limitations on indemnification contained herein, to the Indemnitee for indemnification under this Article VIII with respect to such matter.

                  Section 8.7 Exclusive Remedy. Except in the case of fraud, the provisions contained in this Article VIII shall provide the sole and exclusive remedy with respect to any and all breaches or misrepresentations with respect to representations and warranties contained herein of the Seller or the Purchaser under this Agreement.

                                   ARTICLE IX

                  PUBLICITY; CONFIDENTIALITY; BOOKS AND RECORDS

                  Section 9.1 Publicity. No Party shall, or permit its affiliates to, issue any publicity, release or announcement concerning the execution and delivery of this Agreement, the provisions hereof or the Transactions without the prior written approval of the form and content of such publicity, release or announcement by the other Party hereto; provided, however, that no such approval shall be required when such publicity, release or announcement is required by (i) any applicable Law, (ii) any applicable rules or regulations of a national or foreign stock exchange or the Automated Quotation System maintained by the National Association of Securities Dealers, Inc. or
(iii) any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction; and, provided further, that, prior to issuing any publicity, release or announcement without such prior written approval, the Party issuing, or whose Affiliate is issuing, such publicity, release or announcement, to the extent practicable, shall have given reasonable prior notice to the other Party of such intended issuance.

                  Section 9.2 Confidentiality.

                  (a) Except as otherwise provided herein, the Receiving Party shall not use (and shall not permit its Affiliates, shareholders, directors, officers, partners, employees, agents, representatives, consultants or lenders to use) Confidential Information for its (or their own) or any third party's benefit and shall (and shall cause its Affiliates, shareholders, partners, directors, officers, employees, agents, representatives, consultants and lenders
to) maintain the confidentiality of Confidential Information. If the Receiving Party or any of its Affiliates, subsidiaries, shareholders, directors, officers, partners, employees, agents, representatives, consultants or lenders is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, the Receiving Party shall, prior to such disclosure, immediately notify the Delivering Party of such requirement and all particulars related to such requirement. The Delivering Party shall have the right, at its expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

                  (b) The restrictions set forth in Section 9.2(a) hereof shall not apply to the use or disclosure of Confidential Information to the extent, but only to the extent, (i) permitted or required pursuant to any other agreement between or among the Parties (or their respective Affiliates), (ii) necessary by a Party (or its Affiliates) in connection with exercising its (or their) rights or performing its (or their) duties or obligations under this Agreement or any other agreements, instruments and documents contemplated hereby or thereby or the other agreements described in clause (i) of this Section 9.2(b), (iii) contemplated by the last two (2) sentences of Section 9.2(a) or (iv) that such Confidential Information
(A) is or has become generally available to the public through no fault or neglect of the Receiving Party, (B) was received in good faith on a non-confidential basis from a third party who disclosed such Confidential Information without violating any obligations of secrecy or confidentiality or
(C) was already possessed by the Receiving Party at the time of receipt as shown by prior dated written records. The restrictions set forth in Section 9.2(a) shall not apply to the use or disclosure by the Company or any of its Affiliates of Confidential Information which consists of data, reports, records and information relating to the Company's business or the ownership, leasing or use of the properties owned, leased or used by Company or any of its Affiliates and which is used or disclosed in connection with the conduct of the Company's business.

                  Section 9.3 Books and Records. Unless otherwise consented to in writing by the Seller and the Purchaser, as applicable, the Purchaser agrees, following the Closing, to cause each of the Acquired Entities to maintain for a period of not less than six (6) years after the Closing Date, all material records relating to such Acquired Entity with respect to: (a) acquisitions or dispositions; (b) existing or terminated contracts of a significant nature; (c) real and personal property ownership records; (d) accounting records used in the preparation of the Annual Financial Statements; and (e) such other records as would be retained for six (6) years pursuant to the present record retention program of the Company, including computer-generated records. For a period of six (6) years following the Closing, Representatives of the Seller may, subject to applicable obligations of confidentiality, review such records during normal working hours and shall have the right at their own expense to make copies of any such records. Following the Closing and for the full period of any statute of limitations, Purchaser will retain or cause to be retained all Tax Returns and any records or information related to such preparation, or any audit, examination, proceeding or determination of the Acquired Entities and the Seller may, subject to applicable obligations of confidentiality, review such Tax Returns during normal working hours. The Purchaser shall not cause or permit the destruction or other disposition of such Tax Returns without offering to surrender to the Seller such Tax Returns or portions thereof. Thereafter, the Purchaser shall not cause or permit the destruction or other disposition of such books and records without first offering to surrender to the Seller such books and records or any portion thereof.

                  Section 9.4 Survival. Sections 9.1 and 9.2 shall survive the termination of this Agreement for any reason and the closing of the Transactions.

                                    ARTICLE X

                                     NOTICES

                  Section 10.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be given pursuant to this Agreement shall be given in writing, shall be transmitted by personal delivery or by registered or certified mail, return receipt requested, postage prepaid, by overnight courier or by facsimile (followed by prompt physical delivery of such written notice or other document), and shall be addressed as follows:

                  When the Seller is the intended recipient:

                           DualStar Technologies Corporation
                           11-30 47th Avenue
                           Long Island City, New York 11101
                           Attention:  Robert J. Birnbach
                           Telecopy No.:  (718) 340-6659

                  With a copy to:

                           Paul Silverstein, Esq.
                           Andrews & Kurth L.L.P.
                           805 Third Avenue, 7th Floor
                           New York, New York 10022
                           Telecopy No.:  (212) 850-2929

                  When the Purchaser is the intended recipient:

                           M/E Corp.
                           450 Park Avenue
                           28th Floor
                           New York, New York 10022
                           Attention:  Ron Kravit
                           Telecopy No.:  (212) 891-1540

                  with a copy to:

                           Stuart D. Freedman, Esq.
                           Schulte Roth & Zabel LLP
                           900 Third Avenue
                           New York, New York 10022
                           Telecopy No.:  (212) 593-5955

                  A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Party. Each notice transmitted in the manner described in this Article X shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit of the messenger (if transmitted by personal delivery) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

                                   ARTICLE XI

                              GOVERNING LAW; FORUM

                  Section 11.1 GOVERNING LAW; FORUM. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE LAWS, RULES OR PRINCIPLES OF THE STATE OF NEW YORK REGARDING CONFLICT OF LAWS). EACH PARTY AGREES THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH OR THREATENED BREACH OF THIS AGREEMENT MAY BE COMMENCED AND PROSECUTED IN A COURT IN THE UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IF SUCH COURT WILL NOT ACCEPT JURISDICTION, IN ANY COURT OF COMPETENT CIVIL JURISDICTION SITTING IN THE STATE OF NEW YORK. EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY COURT IN THE STATE OF NEW YORK IN RESPECT OF ANY SUCH PROCEEDING. EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS AND RULES. EACH PARTY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN ANY COURT IN THE STATE OF NEW YORK AND ANY CLAIM THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH PROCEEDING IN ANY COURT IN THE STATE OF NEW YORK HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                                   ARTICLE XII

              BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES

                  Section 12.1 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon the Parties and their respective successors, assigns, heirs, executors, administrators and other legal representatives and shall inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives. No Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Party, except that the Purchaser may assign this Agreement as collateral to its lenders and such lenders or their assigns may exercise their rights and remedies with respect to indemnification claims pursuant to Article VIII. Except as contemplated in Section 8.1, no Person shall be, or be deemed to be, a third party beneficiary of this Agreement. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Party, if such consent is required hereby, shall be void.

                                  ARTICLE XIII

                                ENTIRE AGREEMENT

                  Section 13.1 Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto constitute the entire agreement among the Parties, and cancel and supersede all of the previous or contemporaneous agreements, representations, warranties and understandings (whether oral or written), with respect to the subject matter hereof.

                                   ARTICLE XIV

                          MATERIALITY AND IMMATERIALITY

                  Section 14.1 Materiality and Immateriality. None of the threshold dollar amounts listed herein shall be deemed an admission that an amount greater than such threshold is material or that an amount less than such threshold is immaterial.

                                   ARTICLE XV

                        TERMINATION, AMENDMENT AND WAIVER

                  Section 15.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding approval thereof by the stockholders of the Seller:

                  (a) by the Purchaser for any reason, including, without limitation, if at any time it shall become aware of any adverse matter regarding the Acquired Entities or any of its subsidiaries, in its sole and absolute discretion; or

                  (b) by the Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, or if any such representation or warranty of the Seller shall have been or become untrue, in each case such that the conditions set forth in
Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied (following notice and failure to cure within 20 days of such notice);

                  (c) by the Seller, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any such representation or warranty of the Purchaser shall have been or become untrue, in each case such that the conditions set forth in
Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied (following notice and failure to cure within 20 days of such notice);

                  (d) by either the Seller or the Purchaser, if any permanent injunction or action by any Governmental Authority preventing the consummation of the Transactions shall have become final and nonappealable;

                  (e) by either the Seller or the Purchaser if the Transactions shall not have been consummated on or prior to June 30, 2000;

                  (f) by either the Seller or the Purchaser, if the approval of the stockholders of the Seller of this Agreement and the Transactions required for the consummation of the Acquisition shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

                  (g) by the Purchaser, if (i) following the receipt by the Seller or an Acquired Entity of a Takeover Proposal, the Board of Directors or any committee thereof shall have withdrawn or modified its approval or recommendation of this Agreement or the Transactions in any manner which is adverse to the Purchaser or shall have resolved to do the foregoing; or (ii) the Board of Directors shall have approved or have recommended to the stockholders of the Seller a Superior Proposal or shall have resolved to do the foregoing; and

                  (h) by the Seller in accordance with Section 5.5.

                  Section 15.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 15.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 15.3 and Section 5.4(b); provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

                  Section 15.3 Fees and Expenses.

                  (a) Unless this Agreement is terminated by the Seller and the Purchaser shall have failed to perform in any material respects its obligations under this Agreement, (x) if this Agreement is terminated pursuant to Section 15.1(f) (but only if a Takeover Proposal has been received prior to such vote or, prior to the receipt of a Takeover Proposal, the Board of Directors has withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation of this Agreement and the Transactions), Section 15.1(g) or Section 15.1(h), or (y) (i) if at any time on or after the date of this Agreement until six (6) months following the termination of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act (other than Purchaser or any of its Affiliates) shall have acquired, directly or indirectly, the Company, all or substantially all its properties or assets or more than 50% of the shares of Seller Common Stock then outstanding (other than as contemplated by this Agreement) or (ii) if the Company enters into any agreement with respect to any Superior Proposal prior to the one-year anniversary of the termination of this Agreement (each such event described in clauses (x) and (y) of Section 15.3(a) being hereinafter referred to as a "TRIGGERING EVENT"), the Seller shall pay, or cause to be paid, to Purchaser a fee of $1,000,000 (the "TERMINATION FEE"), in same day funds.

                  Section 15.4 Amendment. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is executed and delivered by, or on behalf of, by an officer of, or attorney-in-fact for, such Party.

                  Section 15.5 Waiver. No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered by such Party or on behalf of such Party by an officer of, or attorney-in-fact for, such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

                  Section 15.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 15.1, an amendment of this Agreement pursuant to Section 15.4 or an extension or waiver pursuant to Section 15.5 shall, in order to be effective, require in the case of the Seller, action by the Board of Directors or the duly authorized designee of the Board of Directors.

                                   ARTICLE XVI
                             HEADINGS; COUNTERPARTS

                  Section 16.1 Headings; Counterparts. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by each of the Parties at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterpart other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties.

                                  ARTICLE XVII
                                  SEVERABILITY

                  Section 17.1 Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

                  IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

                                DUALSTAR TECHNOLOGIES CORPORATION

                                By:
                                    ------------------------------------------
                                    Name:

                                    Title:

                                M/E CORP.

                                By:
                                    ------------------------------------------
                                    Name:

                                    Title:

                                     ANNEX I

                                  COMPANY STOCK

-------------------------------- ------------------------ ----------------------
                Issuer              Number of Shares        Class of Shares
-------------------------------- ------------------------ ----------------------

High-Rise Electric, Inc.

Centrifugal Associates, Inc.

Mechanical Associates, Inc.

-------------------------------- ------------------------ ----------------------





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